UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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THE SHERWIN-WILLIAMS COMPANY
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The Sherwin-Williams Company

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 18, 2018

The Annual Meeting of Shareholders of THE SHERWIN-WILLIAMS COMPANY will be held in the Landmark Conference Center, 927 Midland Building, 101 West Prospect Avenue, Cleveland, Ohio on Wednesday, April 18, 2018 at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To fix the number of directors of Sherwin-Williams at 10 and to elect the 10 director nominees named in the attached Proxy Statement to hold office until the next Annual Meeting of Shareholders and until their successors are elected;

2.	To approve, on an advisory basis, the compensation of the named executives;

3.	To ratify the appointment of Ernst & Young LLP as Sherwin-Williams’ independent registered public accounting firm; and

4.	To transact such other business as may properly come before the Annual Meeting.

Shareholders of record at the close of business on February 20, 2018, the record date for the Annual Meeting, are the only shareholders entitled to notice of and to vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please promptly vote on the Internet, by telephone or by completing and returning the enclosed proxy card. Voting early will help avoid additional solicitation costs and will not prevent you from voting in person at the Annual Meeting if you wish to do so.

MARY L. GARCEAU

Secretary

101 West Prospect Avenue

Cleveland, Ohio 44115-1075

March 7, 2018

ADMISSION TO THE 2018 ANNUAL MEETING.

You are entitled to attend the Annual Meeting only if you were a Sherwin-Williams shareholder at the close of business on February 20, 2018. We may ask you to present evidence of share ownership and valid photo identification to enter the Annual Meeting. Please refer to the section entitled “How can I attend the Annual Meeting?” for further information.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 18, 2018.

Sherwin-Williams’ Proxy Statement and 2017 Annual Report to Shareholders are available free of charge at http://proxymaterials.sherwin.com.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. Please carefully read the entire Proxy Statement and our 2017 Annual Report to Shareholders before voting.

2018 Annual Meeting of Shareholders

Date and Time	Place	Record Date
Wednesday, April 18, 2018 9:00 a.m., EDT	Landmark Conference Center 927 Midland Building 101 West Prospect Avenue Cleveland, Ohio 44115	February 20, 2018

Proposals and Board Recommendations

Proposal	Board Recommendation
1. Election of 10 directors	✓ FOR each nominee
2. Advisory approval of the compensation of the named executives	✓ FOR
3. Ratification of Ernst & Young LLP as our independent registered public accounting firm	✓ FOR

2017 Financial and Operating Highlights

2017 was a transformative year for Sherwin-Williams. On June 1, 2017, we completed our acquisition of The Valspar Corporation (Valspar). This acquisition (the Valspar Transaction) has accelerated our global growth strategy and has made us a more diversified and more global leader in the paint and coatings industry. Since completing the Valspar Transaction, we have made significant progress on our integration efforts across businesses, functions and geographies.

2017 was also a year of many financial milestones, including record net sales of $14.98 billion. 2017 diluted net income per share from continuing operations was a record $19.11. Net income from continuing operations increased to $1.81 billion, also a record. We generated net operating cash of $1.88 billion.

[1]	2017 includes Valspar sales since June 1, 2017.
[2]	2017 includes the following: (a) one-time income tax benefit of $668.8 million from Deferred income tax reductions (see Note 14 of our consolidated financial statements included in our 2017 Annual Report), (b) after-tax acquisition related costs and purchase accounting adjustments of

$285.1 million, and (c) after-tax contribution from Valspar operations of $76.0 million. 2016 includes after-tax acquisition-related costs of $81.5 million.
[3]	2017 includes the following: (a) one-time benefit of $7.04 per share from Deferred income tax reductions (see Note 14 of our consolidated financial statements included in our 2017 Annual Report), (b) charge of $3.00 per share for acquisition-related costs and purchase accounting impacts, and (c) $.80 per share contribution from Valspar operations. 2016 includes a charge of $.86 per share for acquisition-related costs.

During 2017, we increased our annual dividend to $3.40 per share, extending our string of dividend increases to 39 consecutive years. We also continued our history of returning significant value to our shareholders, returning $319 million through dividends.

Our Director Nominees

The following table provides summary information about each of our director nominees. Additional information about each director nominee’s background, experience and skills can be found under the heading “Proposal 1 — Election of Directors.”

					Committee Memberships
Name	Age	Director Since	Principal Occupation	Inde- pendent	AC	CMDC	NCGC	Other Public Company Boards
A. F. Anton	60	2006	Chairman & CEO, Swagelok Company	✓	C, F			2
D. F. Hodnik	70	2005	Retired, Former President & CEO, Ace Hardware Corporation	✓		✓		0
R. J. Kramer	54	2012	Chairman, CEO & President, The Goodyear Tire & Rubber Company	✓	F		✓	1
S. J. Kropf	69	2003	Retired, Former President & COO, Avon Products, Inc.	✓		✓	✓	3
J. G. Morikis	54	2015	Chairman, President & CEO, Sherwin-Williams					1
C. A. Poon	65	2014	Executive in Residence, The Ohio State University	✓	F		C	3
J. M. Stropki	67	2009	Retired, Former Chairman, President & CEO, Lincoln Electric Holdings, Inc.	✓ L		✓	✓	2
M. H. Thaman	54	2017	Chairman, President & CEO, Owens Corning	✓		✓		1
M. Thornton III	59	2014	Senior VP, US Operations, FedEx Express, FedEx Corporation	✓	✓		✓	0
S. H. Wunning	66	2015	Retired, Former Group President, Caterpillar Inc.	✓		C		2
AC = Audit Committee						C = Committee Chair
CMDC = Compensation and Management Development Committee						F = Financial Expert
NCGC = Nominating and Corporate Governance Committee						L = Lead Independent Director

Information about Our Board and Committees

	Number of Members	Independence	Number of Meetings During 2017
Board of Directors	10	9 of 10	7
Audit Committee	4	100%	5
Compensation and Management Development Committee	5	100%	4
Nominating and Corporate Governance Committee	5	100%	3

Each of our incumbent directors attended at least 75% of all of the 2017 meetings of the Board of Directors and the committees on which he or she served.

Sound Corporate Governance Practices

Our corporate governance practices are designed to enable us to manage our business in accordance with high ethical standards and in the best interests of our shareholders.

✓  Annual election of all directors

✓  Majority voting standard and director resignation policy for directors in uncontested elections

✓  Independent lead director has significant governance responsibilities

✓  9 of 10 director nominees are independent

✓  Board committees are comprised entirely of independent directors

✓  Average tenure of director nominees is 7 years

✓  Mandatory retirement age of 72 for directors

✓  Annual board and committee self-assessment evaluations

✓  Executive sessions of independent directors are held after each regular board meeting

✓  Directors have complete access to management

✓  Stringent restrictions on pledging and hedging of our stock

✓  Significant director and executive stock ownership guidelines

✓  Board oversight of risk management

Executive Compensation Program

Our Compensation Objectives.    We design and manage our company-wide compensation programs to align with our overall business strategy and focus our employees on delivering sustained financial and operating results that drive long-term, superior shareholder returns. We believe it is important that our compensation programs: (a) be competitive; (b) maintain a performance and achievement-oriented culture; and (c) align the interests of our executives with those of our shareholders.

Key Valspar-Related Compensation Decisions.    In early 2017, the anticipated completion of the Valspar Transaction, together with the importance of integrating Valspar into our business and capitalizing on the resulting benefits and synergies, led the Compensation and Management Development Committee (the Compensation Committee) to design our 2017 executive compensation program to appropriately incentivize our executives and other key employees.

We summarize the Compensation Committee’s key Valspar-related decisions below. We provide a more detailed explanation of these decisions, as well as our executive compensation program and the compensation of our named executives, in the Compensation Discussion and Analysis section of this Proxy Statement.

•	2017 Annual Cash Incentive Compensation Program. In light of uncertainties regarding the timing of the closing of the Valspar Transaction due to regulatory approvals, the Compensation Committee designed the 2017 executive compensation program to achieve both core Sherwin-Williams goals and combined company goals. Following the closing of the Valspar Transaction, the Compensation Committee believed it was important to appropriately incentivize our executives to achieve combined company goals beginning on the day the Valspar Transaction closed.

Accordingly, for our 2017 annual cash incentive compensation program, the Compensation Committee approved formulae and metrics to drive the achievement of core Sherwin-Williams and combined company financial and operating goals, including net sales, earnings per share (EPS), free cash flow and synergy savings. We added the synergy savings goal to specifically focus our employees on the important task of achieving cost savings and efficiencies required for the successful integration of Valspar.

•	New Peer Group. In light of our increased size, geographic scope and complexity following the Valspar Transaction, the Compensation Committee reviewed the continued appropriateness of our peer group. Based upon the recommendation of the Compensation Committee’s independent compensation consultant, Compensation Advisory Partners LLC, the Compensation Committee removed five companies from and added seven companies to the peer group that was in place at the beginning of 2017. Because these changes were approved mid-2017 after the Valspar Transaction closed, most of the 2017 executive compensation decisions were made earlier in the year using the prior peer group.

Our Compensation Mix.    A significant percentage of the compensation opportunity of our executives is variable, at risk and tied to company or business unit performance, including stock price appreciation. For 2017, 90% of the principal compensation components for our CEO and an average of 77% for our other named executives were tied to performance.

Responsible Executive Compensation Practices

Our compensation programs, practices and policies demonstrate our commitment to responsible pay and governance principles, as well as alignment with shareholder interests.

✓	Annual say-on-pay votes	✓	No unnecessary or excessive risk-taking in compensation policies and practices
✓	Independent Compensation Committee
✓	Independent compensation consultant	✓	No excessive perquisites
✓	Peer group benchmarking to median pay	✓	No payment of current dividend equivalents on unvested performance-based RSUs
✓	Emphasis on performance-based pay
✓	Responsibly administered incentive compensation programs	✓	Double-trigger vesting of long-term equity incentive awards upon change in control
✓	Balanced compensation structure	✓	No repricing or replacing of underwater stock options without shareholder approval No above-market earnings on deferred compensation No employment agreements with named executives
✓	Diversified performance metrics tied to financial and operating performance	✓ ✓
✓	Clawback and recapture policy
✓	Significant stock ownership by our directors and officers

THE SHERWIN-WILLIAMS COMPANY

101 West Prospect Avenue

Cleveland, Ohio 44115-1075

PROXY STATEMENT

March  7, 2018

GENERAL INFORMATION

We are providing the enclosed proxy materials to you in connection with the solicitation by the Board of Directors (the Board) of proxies to be voted at the Annual Meeting of Shareholders to be held on April 18, 2018 (the Annual Meeting). We began mailing these proxy materials to our shareholders on March 7, 2018. The terms “we,” “us” and “our” throughout this Proxy Statement refer to Sherwin-Williams and/or its management.

We are enclosing our Annual Report to Shareholders for the year ended December 31, 2017 with these proxy materials. We may submit additional financial and other reports at the Annual Meeting, but we do not intend to take any action relating to those reports.

QUESTIONS AND ANSWERS ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the proposals outlined in the Notice of Annual Meeting of Shareholders. The agenda includes the following proposals:

Proposal	Board Recommendation
1. Election of 10 directors	✓ FOR each nominee
2. Advisory approval of the compensation of the named executives	✓ FOR
3. Ratification of Ernst & Young LLP as our independent registered public accounting firm	✓ FOR

In addition, our management will report on Sherwin-Williams’ financial and operating performance and respond to questions from shareholders. We are not aware of any other matters that will be brought before the Annual Meeting for action.

Who is entitled to vote at the Annual Meeting?

You are entitled to vote at the Annual Meeting only if you were a record holder of our common stock at the close of business on February 20, 2018. At the close of business on the record date, 94,101,171 shares of common stock were outstanding. Each share owned on the record date is entitled to one vote.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record.    If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services (formerly Wells Fargo Shareowner Services), you are considered the shareholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a broker, bank or other similar organization, you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.

How do I vote?

Most shareholders have a choice of voting by mail, on the Internet, by telephone or in person at the Annual Meeting. We encourage you to vote in advance to ensure your vote will be represented at the Annual Meeting.

Voting by Mail.    If you are a shareholder of record, you may vote by signing, dating and returning your proxy card in the enclosed prepaid envelope. The proxy holders will vote your shares in accordance with your directions. If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote your shares “for” the election of each director nominee on Proposal 1 and “for” Proposals 2 and 3. If you sign and return your proxy card, the proxy holders will vote your shares according to their discretion on any other proposals and other matters that may be brought before the Annual Meeting.

If you hold shares in street name, you should complete, sign and date the voting instruction card provided to you by your broker or nominee.

Voting on the Internet or by Telephone.    If you are a shareholder of record, detailed instructions for Internet and telephone voting are attached to your proxy card. Your Internet or telephone vote authorizes the proxy holders to vote your shares in the same manner as if you signed and returned your proxy card by mail. If you are a shareholder of record and you vote on the Internet or by telephone, your vote must be received by 11:59 p.m. EDT on April 17, 2018; you should not return your proxy card.

If you hold shares in street name, you may be able to vote on the Internet or by telephone as permitted by your broker or nominee.

Voting in Person.    All shareholders may vote in person at the Annual Meeting. Shareholders of record also may be represented by another person present at the Annual Meeting by signing a proxy designating such person to act on your behalf. If you hold shares in street name, you may vote in person at the Annual Meeting only if you have obtained a signed proxy from your broker or nominee giving you the right to vote your shares.

What happens if I hold shares in street name and I do not give voting instructions?

If you hold shares in street name and do not provide your broker with specific voting instructions, under the rules of the New York Stock Exchange (NYSE), your broker may generally vote on routine matters but cannot vote on non-routine matters. Proposals 1 and 2 are considered non-routine matters. Therefore, if you do not instruct your broker how to vote on Proposals 1 and 2, your broker does not have the authority to vote on those proposals. This is generally referred to as a “broker non-vote.” Proposal 3 is considered a routine matter and, therefore, your broker may vote your shares on this proposal according to your broker’s discretion.

Who tabulates the votes?

Representatives of EQ Shareowner Services will tabulate the votes and act as inspectors of election at the Annual Meeting.

How do I vote if I am a participant in the Dividend Reinvestment Plan or the Employee Stock Purchase and Savings Plan?

If you are a participant in one of these plans, your proxy card also serves as voting instructions for the number of shares for which you are entitled to direct the vote under each plan. You may vote your shares in the same manner outlined above for shareholders of record. If you are a participant in our Employee Stock Purchase and Savings Plan (ESPP), your voting instructions must be received by the close of business on April 13, 2018 in order to allow the trustee sufficient time for voting.

If you are a participant in our ESPP and you do not timely provide your voting instructions, the trustee will vote your shares in the same proportion as the trustee votes those shares for which it receives proper instructions.

What constitutes a quorum for the Annual Meeting?

A “quorum” of shareholders is necessary for us to hold a valid Annual Meeting. For a quorum, there must be present, in person or by proxy, or by use of communications equipment, shareholders of record entitled to exercise not less than fifty percent of the voting power of Sherwin-Williams. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What vote is required to approve each proposal?

Election of Directors (Proposal 1).    Proposal 1, to fix the number of directors at 10, requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote on this proposal. As provided in our Amended Articles of Incorporation, to be elected as a director, a nominee must receive a majority of the votes cast. A “majority of the votes cast” means that the number of shares voted “for” a nominee’s election exceeds the number of shares voted “against” the nominee’s election. Abstentions and broker non-votes with respect to the election of one or more directors will not be counted as a vote cast and, therefore, will have no effect on the vote.

Any incumbent nominee who receives a greater number of “against” votes than “for” votes shall continue to serve on the Board pursuant to Ohio law, but is required to promptly tender his or her resignation for consideration by the Nominating and Corporate Governance Committee (the Nominating Committee) of the Board. We provide more information about majority voting for directors under the heading “Corporate Governance — Majority Voting for Directors.”

Advisory Approval of the Compensation of the Named Executives (Proposal 2).    The approval, on an advisory basis, of the compensation of the named executives requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.

Ratification of Independent Registered Public Accounting Firm (Proposal 3).    The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast. Abstentions with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote. Broker non-votes are not expected to exist with respect to this proposal.

Other Items.    All other proposals and other business as may properly come before the Annual Meeting require the affirmative vote of a majority of the votes cast, except as otherwise required by statute or our Amended Articles of Incorporation or Regulations.

Can I revoke or change my vote after I submit my proxy?

Yes. You can revoke or change your vote before the proxy holders vote your shares by timely:

•	giving a revocation to our Corporate Secretary in writing, in a verifiable communication or at the Annual Meeting;

•	returning a later signed and dated proxy card;

•	entering a new vote on the Internet or by telephone; or

•	voting in person at the Annual Meeting.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a shareholder at the close of business on the record date, February 20, 2018. We may ask you to present evidence of share ownership as of the record date, such as an account statement indicating ownership on that date, and valid photo identification, such as a driver’s license or passport, to enter the Annual Meeting.

Even if you plan to attend the Annual Meeting in person, we encourage you to vote your shares in advance using one of the methods outlined in this Proxy Statement to ensure that your vote will be represented at the Annual Meeting. If you require directions to the Annual Meeting, please contact Investor Relations at (216) 566-2000.

Where will I be able to find voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Who pays the costs of this proxy solicitation?

The enclosed proxy is solicited by the Board, and Sherwin-Williams will pay the entire cost of solicitation. We retained Georgeson LLC to aid in the solicitation of proxies, for which it will receive a fee estimated at $15,500, plus reasonable expenses.

In addition, we may reimburse banks, brokers and other nominees for costs reasonably incurred by them in forwarding proxy materials to beneficial owners of our common stock. Our officers and other employees may also solicit the return of proxies. Proxies will be solicited by personal contact, mail, telephone and electronic means.

Are the Proxy Statement and the 2017 Annual Report to Shareholders available on the Internet?

Yes. This Proxy Statement and our 2017 Annual Report are available at http://proxymaterials.sherwin.com.

You may help us save money in the future by accessing your proxy materials online, instead of receiving paper copies in the mail. If you would like to access proxy materials on the Internet beginning next year, please follow the instructions located in the “Access Proxy Materials Online” section on the “Investor Relations” page of our website at www.sherwin.com.

CORPORATE GOVERNANCE

The Board and management have recognized for many years the importance of sound corporate governance practices in fulfilling their respective duties and responsibilities to shareholders. We describe below our key corporate governance policies that enable us to manage our business in accordance with high ethical standards and in the best interests of our shareholders.

Corporate Governance Guidelines.

The Board has adopted Corporate Governance Guidelines, which provide the framework for the governance of our company. The Board reviews our Corporate Governance Guidelines at least annually. From time to time, the Board may revise our Corporate Governance Guidelines to reflect new regulatory requirements and evolving corporate governance practices.

Leadership Structure and Lead Director.

Combined Chairman and Chief Executive Officer Role.    Our Corporate Governance Guidelines provide that the same person should hold the positions of Chairman and CEO, except in unusual circumstances such as during a period of transition in the office of the chief executive officer. The

Board believes this structure provides the optimal leadership model. A combined Chairman and CEO provides clear insight and direction of business strategies and plans to both the Board and management, which facilitates the efficient and effective functioning of the Board and our company. The Board also believes we can most effectively execute our business strategies and plans if our Chairman is also a member of our management team. A single person acting in the capacities of Chairman and CEO also provides unified leadership and focus.

Lead Director.    Under our Corporate Governance Guidelines, if the Chairman is not an independent director, the independent directors of the Board annually will elect an independent director to serve as Lead Director. John M. Stropki is currently the Lead Director. The Board believes that a Lead Director improves the Board’s overall performance by enhancing the efficiency of the Board’s oversight and governance responsibilities and by supporting the relationship between the CEO and the independent directors.

The Lead Director has a significant role, with comprehensive governance responsibilities that are clearly described in our Corporate Governance Guidelines. These responsibilities are as follows:

•	Chair meetings of the Board at which the Chairman is not present.

•	Chair executive sessions of the non-management directors. Meet separately with the Chairman after executive sessions to review the matters discussed during the executive sessions.

•	Review with the Chairman the schedule for meetings of the non-management directors and set the agenda for such meetings.

•	Facilitate communications and serve as the principal liaison on Board-related issues between the Chairman and the non-management directors. Each director, however, is free to communicate directly with the Chairman.

•	Review with the Chairman the schedule for meetings of the Board to help assure that there is sufficient time allocated for discussion of all agenda items.

•	Suggest agenda items to the Chairman for meetings of the Board and approve the agenda, as well as the substance and timeliness of information sent to the Board.

•	Authorize the retention of independent legal advisors, or other independent consultants and advisors, as necessary, who report directly to the Board on Board-related issues.

•	Act as a resource for, and counsel to, the Chairman.

Other Leadership Components.    Another key component of our leadership structure is our strong governance practices, which ensure the Board effectively carries out its responsibility to oversee management. All Board committees are entirely comprised of independent directors. Non-management directors meet in executive session following every regularly scheduled Board meeting. The Lead Director may schedule additional executive sessions, as appropriate. The Board has full access to our management team at all times. In addition, the Board or any committee may retain independent legal, financial, compensation or other consultants and advisors to advise and assist the Board or committee in discharging its responsibilities.

Code of Conduct.

Our Code of Conduct applies to all directors, officers and employees of Sherwin-Williams and our subsidiaries, wherever located. It contains the general guidelines and principles for conducting Sherwin-Williams’ business, consistent with the highest standards of business ethics. Our Code of Conduct also embodies our seven guiding values, which form the foundation of our company: Integrity, People, Service, Quality, Performance, Innovation and Growth. We encourage our employees to report all violations of company policies and the law, including incidents of harassment or discrimination. We will take appropriate steps to investigate all such reports and take appropriate action. Under no circumstances will employees be subject to any disciplinary or retaliatory action for reporting, in good faith, a possible violation of our Code of Conduct or applicable law, or for cooperating in any investigation of such a possible violation.

Under our Code of Ethics for Senior Financial Management, our CEO, Chief Financial Officer and senior financial management are responsible for creating and maintaining a culture of high ethical standards and commitment to compliance throughout our company to ensure the fair and timely reporting of Sherwin-Williams’ financial results and condition. Senior financial management includes the controller, the treasurer, the principal financial/accounting personnel in our operating groups and divisions, and all other financial/accounting personnel with staff supervision responsibilities in our corporate departments and operating groups and divisions.

Risk Management.

Management is responsible for assessing and managing our exposure to various risks while the Board has responsibility for the oversight of risk management. Management has an enterprise risk management process to identify, assess and manage the most significant risks facing us, including financial, strategic, operational, litigation, compliance and reputational risks.

The Audit Committee has oversight responsibility to review management’s risk management process, including the policies and guidelines used by management to identify, assess and manage our exposure to risk. The Audit Committee also has oversight responsibility for financial risks. Management reviews financial risks with the Audit Committee at least quarterly and reviews its risk management process with the Audit Committee on an ongoing basis. The Board has oversight responsibility for all other risks. Management reviews various significant risks with the Board throughout the year, as necessary and/or appropriate, and conducts a formal review of its assessment and management of the most significant risks with the Board on an annual basis.

Management’s role to identify, assess and manage risk, and the Board’s role in risk oversight, have been well defined for many years. The Board’s role in risk oversight has had no significant impact on the Board’s leadership structure. However, we believe our current leadership structure, with Mr. Morikis serving as Chairman, President and CEO, enhances the Board’s effectiveness in risk oversight due to his extensive knowledge of our operations and the paint and coatings industry.

How You May Communicate with Directors.

The Board has adopted a process by which shareholders and all other interested parties may communicate with the non-management directors, the Lead Director or the chairperson of any of the committees of the Board. You may send communications by regular mail to the attention of the: Lead Director; Chair, Audit Committee; Chair, Compensation and Management Development Committee; Chair, Nominating and Corporate Governance Committee; or non-management directors as a group to the Non-Management Directors; each, c/o Corporate Secretary, The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115.

Sherwin-Williams’ management will review all communications received to determine whether the communication requires immediate action. Management will pass on all appropriate and applicable communications received, or a summary of such communications, to the appropriate director or directors.

Complaint Procedures for Accounting, Auditing and Financial Related Matters.

The Audit Committee has established procedures for receiving, retaining and treating complaints from any source regarding accounting, internal accounting controls and auditing matters. The Audit Committee has also established procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Interested parties may communicate such complaints by following the procedures described above under the heading “How You May Communicate with Directors.” Employees may report such complaints by following the procedures outlined in our Code of Conduct. We do not permit any disciplinary or retaliatory action against any person who, in good faith, submits a complaint or concern under these procedures.

Independence of Directors.

Under our Director Independence Standards (a copy of which is attached as Appendix A to this Proxy Statement), 9 of our 10 directors and director nominees are independent. In addition, all members of the Audit Committee, the Compensation Committee and the Nominating Committee are independent.

Majority Voting for Directors.

As provided in our Amended Articles of Incorporation, for an individual to be elected to the Board of Directors in an uncontested election of directors, the number of votes cast in favor of the individual’s election must exceed the number of votes cast against the individual’s election.

Any incumbent nominee for director in an uncontested election who receives a greater number of “against” votes than “for” votes shall continue to serve on the Board pursuant to Ohio law, but is required to promptly tender his or her resignation to the Board under our Corporate Governance Guidelines. The Nominating Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the majority against vote.

In making this recommendation, the Nominating Committee will consider all factors deemed relevant by its members. These factors may include the underlying reasons why shareholders voted against the director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to Sherwin-Williams, whether by accepting the resignation Sherwin-Williams will no longer be in compliance with any applicable law, rule, regulation or governing document, and whether or not accepting the resignation is in the best interest of Sherwin-Williams and our shareholders. In considering the Nominating Committee’s recommendation, the Board will consider the factors considered by the Nominating Committee and such additional information and factors that the Board believes to be relevant. We will promptly and publicly disclose the Board’s decision and process in a report filed with or furnished to the SEC.

Executive Sessions of Non-Management Directors.

The non-management members of the Board meet in executive session following regularly scheduled Board meetings. Additional executive sessions may be scheduled by the Lead Director or the non-management directors. The Lead Director will chair these sessions.

Annual Board Self-Assessments.

The Board has instituted annual self-assessments of the Board, as well as the Audit Committee, the Compensation Committee and the Nominating Committee, to assist in determining whether the Board and its committees are functioning effectively. In 2017, the Board and each of its committees completed self-evaluations and reviewed and discussed the results. The Nominating Committee oversees this process.

Board Committee Charters.

The Audit Committee, the Compensation Committee and the Nominating Committee each have adopted written charters. Each committee reviews and evaluates the adequacy of its charter at least annually.

Stock Ownership Guidelines.

The Board believes that our directors and executives should have meaningful share ownership in Sherwin-Williams. Accordingly, the Board has established minimum share ownership requirements. More information is set forth under the heading “Stock Ownership Guidelines” in the Compensation Discussion and Analysis section of this Proxy Statement.

Clawback and Recapture Policy.

The Board has adopted a policy regarding the adjustment and recapture of compensation paid or payable to executives and key employees. Under this clawback and recapture policy, employees who participate in our 2007 Executive Annual Performance Bonus Plan are required to reimburse Sherwin-Williams for any award paid under this plan in the event:

•	the award was based upon the achievement of financial results that were subsequently the subject of an accounting restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws; and

•	the Board determines that the employee engaged in knowing or intentional fraudulent or illegal conduct that caused or partially caused the need for the restatement; and

•	a lower amount would have been paid to the employee based upon the restated financial results.

The reimbursement will be equal to the difference in the amount of the award prior to the restatement and the amount of the award determined using the restated financial results.

In addition, under our 2006 Equity and Performance Incentive Plan, (a) all outstanding stock awards will be cancelled and (b) the employee will be required to reimburse Sherwin-Williams for any economic gains received by the employee pursuant to a stock award during the one-year period preceding the Board’s determination that the employee engaged in the conduct described above.

Availability of Corporate Governance Materials.

You may access all committee charters, our Corporate Governance Guidelines, our Director Independence Standards, our Code of Conduct and other corporate governance materials in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting, the number of directors is to be fixed at 10, and 10 directors are to be elected to hold office until the next Annual Meeting and until their successors are elected. Each nominee was elected by our shareholders at the 2017 Annual Meeting.

Our Board currently has 10 members, and all are standing for re-election as nominees. All of the nominees are independent, except for Mr. Morikis. Mr. Morikis is not considered to be independent because of his position as our Chairman, President and CEO. There are no family relationships among any of the directors and executive officers.

Each nominee has agreed to serve, if elected. If any nominee declines or is unable to accept such nomination or is unable to serve, an event which we do not expect, the Board reserves the right in its discretion to substitute another person as a nominee or to reduce the number of nominees. In this event, the proxy holders may vote, in their discretion, for any substitute nominee proposed by the Board.

We have presented biographical information regarding each nominee below. The biographical information of each nominee is supplemented with the particular experiences, qualifications, attributes and skills that led the Board to conclude the nominee should serve on the Board. Please also refer to the additional information set forth under the heading “Experiences, Qualifications, Attributes and Skills of Director Nominees.”

ARTHUR F. ANTON

Chairman and Chief Executive Officer,

Swagelok Company

Director of Sherwin-Williams since 2006

Age: 60

Business Experience.    Arthur F. Anton has served as Chief Executive Officer of Swagelok Company (manufacturer and provider of fluid system products and services) since January 2004 and Chairman of Swagelok since October 2017. Mr. Anton served as President of Swagelok from January 2001 to October 2017, Chief Operating Officer of Swagelok from January 2001 to January 2004, Executive Vice President of Swagelok from July 2000 to January 2001, and Chief Financial Officer of Swagelok from August 1998 to July 2000. Mr. Anton is also a director of Forest City Realty Trust, Inc., Olympic Steel, Inc. and University Hospitals Health System.

Key Qualifications, Attributes and Skills.    Mr. Anton brings significant domestic and international manufacturing and distribution experience to the Board. In addition, as a former partner of Ernst & Young LLP and the former Chief Financial Officer of Swagelok, Mr. Anton has financial expertise and extensive financial experience in a manufacturing setting that provide him with a unique perspective on Sherwin-Williams’ business and operations.

DAVID F. HODNIK

Retired, Former President and

Chief Executive Officer,

Ace Hardware Corporation

Director of Sherwin-Williams since 2005

Age: 70

Business Experience.    David F. Hodnik served as Chief Executive Officer of Ace Hardware Corporation (cooperative of independent hardware retail stores) from January 1997 until his retirement in April 2005. Mr. Hodnik also served as President of Ace Hardware from January 1996 through December 2004. Mr. Hodnik joined Ace Hardware in October 1972 and held various financial, accounting and operating positions at Ace Hardware.

Key Qualifications, Attributes and Skills.    Mr. Hodnik has valuable management and leadership skills supporting a large retail operation. Mr. Hodnik brings to the Board more than 30 years of relevant experience at Ace Hardware in various financial, accounting and operating positions, including as Ace Hardware’s principal accounting officer, allowing him to add important financial expertise and business insights to the Board.

RICHARD J. KRAMER

Chairman of the Board, Chief Executive

Officer and President,

The Goodyear Tire & Rubber Company

Director of Sherwin-Williams since 2012

Age: 54

Business Experience.    Richard J. Kramer has served as Chief Executive Officer and President of The Goodyear Tire & Rubber Company (global manufacturer, marketer and distributor of tires) since April 2010 and Chairman of the Board of Goodyear since October 2010. Mr. Kramer joined Goodyear in March 2000 and has held various positions at Goodyear, including Chief Operating Officer from June 2009 to April 2010, President, North American Tire from March 2007 to February 2010, Executive Vice President and Chief Financial Officer from June 2004 to August 2007, Senior Vice President, Strategic Planning and Restructuring from August 2003 to June 2004, Vice President, Finance – North American Tire from August 2002 to August 2003, and Vice President – Corporate Finance from March 2000 to August 2002. Prior to joining Goodyear, Mr. Kramer was with PricewaterhouseCoopers LLP for 13 years, including two years as a partner. Mr. Kramer is also a director of Goodyear and John Carroll University and serves on the Executive Committee of the National Association of Manufacturers.

Key Qualifications, Attributes and Skills.    Mr. Kramer has significant experience leading and managing a large multinational industrial company. As the former Chief Financial Officer of Goodyear, he brings extensive financial and risk management experience to our Board. Mr. Kramer’s diverse range of positions at Goodyear for over 18 years provides him with significant knowledge of global markets, manufacturing, distribution, retail, finance and technology, which enables him to advise our Board on a variety of strategic and business matters.

SUSAN J. KROPF

Retired, Former President and

Chief Operating Officer,

Avon Products, Inc.

Director of Sherwin-Williams since 2003

Age: 69

Business Experience.    Susan J. Kropf served as President and Chief Operating Officer of Avon Products, Inc. (global manufacturer and marketer of beauty and related products) from January 2001 until her retirement in January 2007. Mrs. Kropf served as Executive Vice President and Chief Operating Officer, North America and Global Business Operations of Avon from December 1999 to January 2001 and Executive Vice President and President, North America of Avon from March 1997 to December 1999. Mrs. Kropf is also a director of Avon Products, Inc., Tapestry, Inc. (f/k/a Coach, Inc.) and The Kroger Co. and serves on the Board of Managers of New Avon LLC. Mrs. Kropf is a former director of MeadWestvaco Corporation.

Key Qualifications, Attributes and Skills.    Mrs. Kropf has a significant amount of manufacturing and operating experience at a large consumer products company. Mrs. Kropf joined Avon in 1970, holding various positions in manufacturing, marketing and product development, and brings a meaningful global business perspective to the Board. Mrs. Kropf has extensive board experience through her service on the boards of four public companies, including Sherwin-Williams. Mrs. Kropf also has a strong understanding of executive compensation and related areas.

JOHN G. MORIKIS

Chairman, President and Chief Executive Officer,

Sherwin-Williams

Director of Sherwin-Williams since 2015

Age: 54

Business Experience.    John G. Morikis has served as President and Chief Executive Officer of Sherwin-Williams since January 2016 and Chairman of Sherwin-Williams since January 2017. Mr. Morikis served as President and Chief Operating Officer of Sherwin-Williams from October 2006 to January 2016 and President, Paint Stores Group of Sherwin-Williams from October 1999 to October 2006. Mr. Morikis joined Sherwin-Williams in 1984 as a management trainee in the Paint Stores Group and has held roles of increasing responsibility throughout his career. Mr. Morikis is also a director of Fortune Brands Home & Security, Inc. Mr. Morikis serves on the Policy Advisory Board of the Joint Center for Housing Studies of Harvard University and on the Board of Directors of the University Hospitals Ahuja Medical Center.

Key Qualifications, Attributes and Skills.    Mr. Morikis has been with Sherwin-Williams for over 33 years, including nine years as President and Chief Operating Officer. He currently serves as Sherwin-Williams’ Chairman, President and Chief Executive Officer. His vast operating and leadership experience with Sherwin-Williams has provided him with significant, in-depth knowledge of the paint and coatings industry, as well as unique insight into the opportunities and challenges facing Sherwin-Williams. The Board benefits from his broad operating, manufacturing, retail, marketing, strategic planning and international experience.

CHRISTINE A. POON

Executive in Residence,

The Max M. Fisher College of Business

The Ohio State University

Director of Sherwin-Williams since 2014

Age: 65

Business Experience.    Christine A. Poon has served as Executive in Residence at The Max M. Fisher College of Business at The Ohio State University since September 2015. Ms. Poon served as Professor of Management and Human Resources at The Max M. Fisher College of Business from October 2014 to September 2015 and Dean and John W. Berry, Sr. Chair in Business at The Max M. Fisher College of Business from April 2009 to October 2014. Prior to joining Ohio State, Ms. Poon spent eight years at Johnson & Johnson until her retirement in March 2009, most recently as Vice Chairman of the Board of Directors beginning January 2005 and Worldwide Chairman, Pharmaceuticals Group beginning August 2001. Prior to joining Johnson & Johnson, Ms. Poon held various senior leadership positions at Bristol-Myers Squibb Company over a period of 15 years, most recently as President, International Medicines Group, and President, Medical Devices Group. Ms. Poon is also a director of Prudential Financial, Inc. and Regeneron Pharmaceuticals, Inc. Ms. Poon serves on the Supervisory Board of Koninklijke Philips N.V.

Key Qualifications, Attributes and Skills.    Ms. Poon has extensive strategic and operational leadership skills due to her over 20 years of experience at Johnson & Johnson and Bristol-Myers Squibb. Ms. Poon brings significant sales and marketing expertise in domestic and international markets to the Board, providing a valuable perspective on Sherwin-Williams’ worldwide commercial operations.

JOHN M. STROPKI

Retired, Former Chairman,

President and Chief Executive Officer,

Lincoln Electric Holdings, Inc.

Director of Sherwin-Williams since 2009

Lead Director since 2015

Age: 67

Business Experience.    John M. Stropki served as Executive Chairman of Lincoln Electric Holdings, Inc. (manufacturer and reseller of welding and cutting products) from December 2012 until his retirement in December 2013. Mr. Stropki served as President and Chief Executive Officer of Lincoln Electric Holdings from June 2004 to December 2012 and Chairman of Lincoln Electric Holdings from October 2004 to December 2012. Mr. Stropki also served as Executive Vice President and Chief Operating Officer of Lincoln Electric Holdings from May 2003 to June 2004 and Executive Vice President of Lincoln Electric Holdings and President, North America of The Lincoln Electric Company from May 1996 to May 2003. Mr. Stropki is also a director of Hyster-Yale Materials Handling, Inc. and Rexnord Corporation. Mr. Stropki is a former director of Lincoln Electric Holdings.

Key Qualifications, Attributes and Skills.    Mr. Stropki has vast management, technical, manufacturing and leadership skills at an industrial company with a long history of financial improvement. His 41 years of experience at Lincoln Electric Holdings provided him with extensive knowledge of employee development and engagement, as well as important perspectives in operating a business in global markets that are relevant to Sherwin-Williams’ business.

MICHAEL H. THAMAN

Chairman, President and Chief Executive Officer,

Owens Corning

Director of Sherwin-Williams since 2017

Age: 54

Business Experience.    Michael H. Thaman has served as President and Chief Executive Officer of Owens Corning (developer, manufacturer and marketer of insulation, roofing and fiberglass composites) since December 2007 and Chairman of Owens Corning since April 2002. Mr. Thaman joined Owens Corning in 1992 and, before assuming his current role, held a variety of senior leadership positions, including Chief Financial Officer from April 2000 to September 2007, President of Exterior Systems from January 1999 to April 2000 and President of Engineered Pipe Solutions from January 1997 to December 1998. Mr. Thaman is a director of Owens Corning and Kohler Company. Mr. Thaman is also a member of the Business Roundtable and serves on the Policy Advisory Board of the Joint Center for Housing Studies of Harvard University. Mr. Thaman is a former director of NextEra Energy, Inc.

Key Qualifications, Attributes and Skills.    Mr. Thaman brings relevant operational experience leading and managing a global manufacturing company to the Board. The Board benefits from Mr. Thaman’s deep and unique understanding of the residential, construction and industrial markets. Through serving in a variety of leadership roles at Owens Corning during a 26-year career, Mr. Thaman has gained significant knowledge of global markets, operations, finance and business strategy, which enables him to advise our Board on a variety of matters relevant to Sherwin-Williams’ operations and business strategy.

MATTHEW THORNTON III

Senior Vice President, US Operations,

FedEx Express

FedEx Corporation

Director of Sherwin-Williams since 2014

Age: 59

Business Experience.    Matthew Thornton III has served as Senior Vice President, US Operations of FedEx Express, a subsidiary of FedEx Corporation (global transportation, business services and logistics company), since September 2006. Mr. Thornton joined FedEx Corporation in November 1978 and has held various management positions of increasing responsibility with the company, including Senior Vice President – Air, Ground & Freight Services from July 2004 to September 2006 and Vice President – Regional Operations (Central Region) from April 1998 to July 2004. Mr. Thornton also serves on the Board of Directors of Safe Kids Worldwide and is a member of The Executive Leadership Council (ELC).

Key Qualifications, Attributes and Skills.    Mr. Thornton brings extensive management and leadership experience from a large multinational company to the Board. Through his broad range of positions at FedEx Corporation during a career exceeding 39 years, Mr. Thornton has gained significant strategic operations expertise and logistics management experience that allows him to provide the Board with a meaningful perspective on Sherwin-Williams’ operations and business matters.

STEVEN H. WUNNING

Retired, Former Group President,

Caterpillar Inc.

Director of Sherwin-Williams since 2015

Age: 66

Business Experience.    Steven H. Wunning served as Group President and member of the Executive Office of Caterpillar Inc. (world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives) from January 2004 until his retirement in February 2015. Mr. Wunning joined Caterpillar in 1973 and held a variety of positions with increasing responsibility, including Vice President, Logistics Division from January 2000 to January 2004 and Vice President, Logistics & Product Services Division from November 1998 to January 2000. Mr. Wunning is also a director of Kennametal Inc., Neovia Logistics Holdings Ltd., Summit Materials, Inc. and Black & Veatch Holding Company. Mr. Wunning serves on the Board of Trustees of Missouri University of Science and Technology.

Key Qualifications, Attributes and Skills.    Through his broad range of assignments and experience gained during 41 years of service at Caterpillar, Mr. Wunning developed an in-depth understanding of manufacturing, quality, product support and logistics at a leading global manufacturing company. Mr. Wunning’s extensive management experience provides the Board with a valuable, independent perspective on Sherwin-Williams’ global manufacturing and supply chain operations.

The Board of Directors unanimously recommends that you vote “FOR”

Proposal 1 to fix the number of directors at 10 and to elect each of the nominees listed.

ADDITIONAL INFORMATION ABOUT OUR DIRECTORS

Independence of Directors.

The Board has adopted categorical Director Independence Standards to assist the Board in determining the independence of each director. To be considered independent, the Board must affirmatively determine that the director has no material relationship with Sherwin-Williams. In each case, the Board broadly considers all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board may determine from time to time. Our Director Independence Standards also include additional independence requirements for members of the Audit Committee and the Compensation Committee. A complete copy of our Director Independence Standards is attached as Appendix A.

During the Board’s annual review of director independence, the Board considers transactions, relationships and arrangements between each director or an immediate family member of the director and Sherwin-Williams. The Board also considers transactions, relationships and arrangements between each director or an immediate family member of the director and our senior management. Under our Director Independence Standards, the following relationships are not considered to be material relationships that would impair a director’s independence:

•	if the director is a current employee, or an immediate family member of the director is a current executive officer, of another company that has made payments to, or received payments from, Sherwin-Williams for property or services in an amount which, in any of the last three fiscal years, is less than $1 million or two percent, whichever is greater, of such other company’s annual gross revenues;

•	if the director, or an immediate family member of the director, is an executive officer of another company which is indebted to Sherwin-Williams, or to which Sherwin-Williams is indebted, in an amount which is less than five percent of such other company’s total assets;

•	if the director, or an immediate family member of the director, serves as an officer, director or trustee of a not-for-profit organization, and Sherwin-Williams’ discretionary charitable contributions (excluding matching contributions) to the organization are less than $500,000 or five percent, whichever is greater, of that organization’s annual gross revenues;

•	if the director serves as a director or executive officer of another company that also uses Sherwin-Williams’ independent auditor;

•	if the director is a member of, or associated with, the same professional association, or social, educational, civic, charitable, fraternal or religious organization or club as another Sherwin-Williams director or executive officer; or

•	if the director serves on the board of directors of another company at which another Sherwin-Williams director or executive officer also serves on the board of directors (except for compensation committee interlocks).

Early this year, the Board performed its independence review for 2018. As a result of this review, the Board determined that 9 of our 10 directors and director nominees are independent. In addition, all members of the Audit Committee, the Compensation Committee and the Nominating Committee are independent. The Board determined that Mrs. Kropf, Ms. Poon and Messrs. Anton, Hodnik, Kramer, Stropki, Thaman, Thornton and Wunning meet these standards and are independent and, in addition, satisfy the independence requirements of the NYSE. Mr. Morikis is not considered to be independent because of his employment with Sherwin-Williams.

Experiences, Qualifications, Attributes and Skills of Director Nominees.

In considering each director nominee and the composition of the Board as a whole, the Nominating Committee utilizes a diverse group of experiences, qualifications, attributes and skills, including diversity in gender, ethnicity and race, that the Nominating Committee believes enables a director nominee to make significant contributions to the Board, Sherwin-Williams and our shareholders. These experiences, qualifications, attributes and skills, which are more fully described in the following table, are set forth in a director matrix. The Nominating Committee regularly reviews the director matrix as part of its annual Board composition review, which includes a review of potential director candidates. The Nominating Committee may also consider such other experiences, qualifications, attributes and skills, as it deems appropriate, given the then-current needs of the Board and Sherwin-Williams.

	A. F. Anton	D. F. Hodnik	R. J. Kramer	S. J. Kropf	J. G. Morikis	C. A. Poon	J. M. Stropki	M. H. Thaman	M. Thornton III	S. H. Wunning
Management Experience Experience as a CEO, COO, President or Senior VP of a company or a significant subsidiary, operating division or business unit.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Independence Satisfy the independence requirements of the NYSE.	✓	✓	✓	✓		✓	✓	✓	✓	✓
Financial Expertise Possess the knowledge and experience to be qualified as an “audit committee financial expert.”	✓	✓	✓		✓	✓	✓	✓		✓
Manufacturing; Distribution Experience in, or experience in a senior management position responsible for, managing significant manufacturing and distribution operations.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Technical; Research and Development Experience in, or experience in a senior management position responsible for, managing a significant technical or research and development function.	✓		✓	✓	✓	✓	✓	✓		✓
International Operations Experience working in a major organization with global operations with a thorough understanding of different cultural, political and regulatory requirements.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Marketing; Sales Experience in, or experience in a senior management position responsible for, managing a marketing and/or sales function.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Retail Operations Experience in, or experience in a senior management position responsible for, managing retail operations.		✓	✓		✓
Minority; Diversity Add perspective through diversity in gender, ethnic background, race, etc.				✓		✓			✓

2017 DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding the compensation of our non-management directors for 2017.

Name	Fees Earned or Paid in Cash ($)(2,3)	Stock Awards ($)(4,5)	All Other Compensation ($)(6)	Total ($)

A. F. Anton	136,000	166,233	-0-	302,233
C. M. Connor(1)	38,228	-0-	-0-	38,228
D. F. Hodnik	115,000	166,233	-0-	281,233
T. G. Kadien(1)	34,000	166,233	-0-	200,233
R. J. Kramer	115,000	166,233	-0-	281,233
S. J. Kropf	115,000	166,233	-0-	281,233
C. A. Poon	130,000	166,233	-0-	296,233
J. M. Stropki	140,000	166,233	6,500	312,733
M. H. Thaman	57,500	145,066	-0-	202,566
M. Thornton III	115,000	166,233	-0-	281,233
S. H. Wunning	130,750	166,233	3,000	299,983

[1]	Messrs. Connor and Kadien retired as directors during 2017.

[2]	These amounts reflect the annual retainer, the annual retainer for the Lead Director and the annual retainers for committee chairs.

[3]	Mrs. Kropf, Ms. Poon and Messrs. Kadien, Kramer, Thaman and Wunning deferred payments of fees under our Director Deferred Fee Plan. Cash amounts deferred during 2017 were as follows: Mr. Kadien ($34,000), Mr. Kramer ($115,000), Mrs. Kropf ($115,000), Ms. Poon ($32,500), Mr. Thaman ($57,500) and Mr. Wunning ($130,750). These amounts were credited to either a common stock account or a shadow stock account under our Director Deferred Fee Plan. The number of shares of common stock (which includes shares acquired through the reinvestment of dividends) held under our Director Deferred Fee Plan at December 31, 2017 was as follows: Mr. Kramer (2,276), Ms. Poon (425), Mr. Thaman (158) and Mr. Wunning (1,043). The number of shares of shadow stock (which includes shares acquired through the reinvestment of dividend equivalents) held under our Director Deferred Fee Plan at December 31, 2017 was as follows: Mr. Kadien (2,428) and Mrs. Kropf (16,953).

[4]	These values reflect the following number of restricted stock units (RSUs) granted during 2017 to each of our non-management directors under our 2006 Stock Plan for Nonemployee Directors: 466 for Mr. Thaman and 539 for each of Mrs. Kropf, Ms. Poon and Messrs. Anton, Hodnik, Kadien, Kramer, Stropki, Thornton and Wunning. The value of RSUs is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the Accounting Standards Codification (ASC)), excluding the effect of estimated forfeitures. The grant date fair value of RSUs is based on the fair market value of our common stock (the average of the highest and lowest reported sale prices) on the grant date.

[5]	The number of RSUs held by each of our non-management directors at December 31, 2017 was as follows: 466 for Mr. Thaman, 996 for Mr. Wunning and 1,015 for each of Mrs. Kropf, Ms. Poon and Messrs. Anton, Hodnik, Kadien, Kramer, Stropki and Thornton. Dividend equivalents are paid on RSUs at the same rate as dividends are paid on our common stock.

None of our non-management directors held any stock options at December 31, 2017. Stock options are not part of our director compensation program.

[6]	These amounts reflect charitable matching gifts under our matching gifts and grants for volunteers program. This program is available to all full-time employees and directors, as described on the next page.

DIRECTOR COMPENSATION PROGRAM

The Compensation Committee is responsible for reviewing and approving the compensation for our non-management directors. All of our non-management directors are paid under the same compensation program. Officers of Sherwin-Williams who also serve as directors do not receive any additional compensation for services as a director.

The Compensation Committee’s practice is to engage its independent compensation consultant every other year to assess the competitiveness of the director compensation program relative to market practices, including the peer group that Sherwin-Williams uses for compensation purposes. Based upon the recommendation of Compensation Advisory Partners, the Committee approved an increase in the annual cash retainer from $110,000 to $115,000 and in the value of the annual grant of RSUs from approximately $125,000 to approximately $145,000, effective January 1, 2017.

Director Fees.

During 2017, the cash and equity compensation program for our non-management directors consisted of the following:

•	an annual cash retainer of $115,000;

•	an additional annual cash retainer of $25,000 for the Lead Director, $21,000 for the chair of the Audit Committee, $21,000 for the chair of the Compensation Committee and $15,000 for the chair of the Nominating Committee;

•	a meeting fee of $1,750 for each Board or committee meeting attended in excess of twelve meetings during the calendar year. For purposes of calculating the number of meetings, any Board and committee meetings held within 24 hours constitute one meeting; and

•	an annual grant of RSUs of approximately $145,000, valued over a prior 30-day period, under our 2006 Stock Plan for Nonemployee Directors. One RSU is equivalent in value to one share of Sherwin-Williams common stock. RSUs generally are paid out in common stock upon vesting and vest in annual increments of one-third over a period of three years. RSUs will immediately vest in the event of the death or disability of the director or in the event of a change in control of Sherwin-Williams. In the event of the retirement of the director, RSUs will continue to vest in accordance with the original three-year vesting schedule.

We reimburse all directors for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board and its committees. We do not provide retirement benefits to our non-management directors.

Director Stock Ownership Requirement.

The Board has established a minimum share ownership requirement to ensure that the interests of our directors are aligned with the interests of our shareholders. Each director who has served on the Board for at least five years is required to own shares of common stock equal in value to at least seven times the annual Board cash retainer.

Other Benefits.

We also provide liability insurance and business travel accident insurance for all directors, including $300,000 accidental death and dismemberment coverage and $300,000 permanent total disability coverage, while the directors are traveling on Sherwin-Williams’ business.

Directors may also receive the same discounts as our employees on the purchase of products at Sherwin-Williams’ stores and are eligible to participate in our matching gifts and grants for volunteers program on the same basis as employees.

Directors may defer all or a part of their retainer and meeting fees under our Director Deferred Fee Plan into a common stock account, a shadow stock account or an interest bearing cash account.

Amounts deferred may be distributed either in annual installments over a period of up to ten years or in a lump sum pursuant to a director’s payment election. Amounts credited to a shadow stock account are distributed in cash.

BOARD MEETINGS AND COMMITTEES

The Board held seven meetings during 2017. Each incumbent director attended at least 75% of all of the meetings of the Board and committees on which he or she served. Under our Corporate Governance Guidelines, each director is expected to attend, absent unusual circumstances, all meetings of shareholders. All directors attended the 2017 Annual Meeting.

The Board has established an Audit Committee, a Compensation Committee and a Nominating Committee. Each committee has adopted a written charter. You may find a complete copy of each charter in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com.

Committee Membership.

The following table sets forth the current membership and the chairs of the committees of the Board.

Name	Audit	Compensation and Management Development	Nominating and Corporate Governance

A. F. Anton	Chair
D. F. Hodnik		✓
R. J. Kramer	✓		✓
S. J. Kropf		✓	✓
C. A. Poon	✓		Chair
J. M. Stropki		✓	✓
M. H. Thaman		✓
M. Thornton III	✓		✓
S. H. Wunning		Chair

Audit Committee.

The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities on matters relating to:

•	the integrity of our financial statements and effectiveness of our internal control over financial reporting;

•	the independence, qualifications and performance of the independent registered public accounting firm;

•	the performance of our internal audit function;

•	our compliance with legal and regulatory requirements; and

•	engaging in such other matters as may from time to time be specifically delegated to the Audit Committee by the Board.

The Audit Committee met five times during 2017. Each member of the Audit Committee is independent under applicable SEC rules, NYSE listing standards and our Director Independence Standards. The Board has determined that Ms. Poon and Messrs. Anton and Kramer are “audit committee financial experts” under SEC rules.

Compensation and Management Development Committee.

The purpose of the Compensation and Management Development Committee is to assist the Board in fulfilling its oversight responsibilities on matters relating to:

•	compensation for our directors and management, which includes our executive officers;

•	overseeing our management succession planning; and

•	engaging in such other matters as may from time to time be specifically delegated to the Compensation Committee by the Board.

As part of its charter, the Compensation Committee reviews and evaluates our programs, priorities and progress for recruiting, staffing, developing and retaining competent managers, including management succession planning for our CEO and other executives.

The Compensation Committee met four times during 2017. Each member of the Compensation Committee meets the independence requirements under applicable SEC rules, NYSE listing standards and our Director Independence Standards.

Process for Determining Director and Executive Compensation.    The Compensation Committee reports to the Board on all compensation matters regarding our directors, executives and other key employees. The Compensation Committee does not generally delegate any of its authority to other persons, although it has the power to delegate authority to subcommittees and officers. The Compensation Committee relies upon several members of our management and their staff, as well as an outside compensation consultant, for assistance in performing its duties.

The Compensation Committee has engaged Compensation Advisory Partners as its outside compensation consultant reporting directly to the Compensation Committee. The Compensation Committee has evaluated the independence of Compensation Advisory Partners taking into account all factors relevant to its independence from management under applicable SEC rules and NYSE listing standards. Based upon that evaluation, the Compensation Committee determined Compensation Advisory Partners is independent. In addition, the Compensation Committee conducted an assessment to evaluate whether the work performed by Compensation Advisory Partners raises a conflict of interest. Based upon that assessment, the Compensation Committee determined that no conflict of interest exists.

Role of the Compensation Consultant.    The compensation consultant performs services for the Compensation Committee relating to director and executive compensation, including the following:

•	attends Compensation Committee meetings to present and offer independent recommendations, insights and perspectives on compensation matters;

•	assesses the appropriateness of our peer group used for compensation decisions;

•	assesses how our executive compensation program aligns with pay for performance;

•	reviews compensation levels for executives and non-management directors relative to our peer group and published survey data and recommends compensation pay levels;

•	reviews targeted pay levels and the mix of principal compensation components;

•	prepares CEO pay recommendations;

•	advises on annual and long-term incentive design and plan structure, performance goals, award opportunities and vesting conditions;

•	conducts an annual risk assessment of our compensation programs; and

•	provides information on current executive compensation trends and new developments.

The Compensation Committee meets multiple times throughout the year with the compensation consultant in executive session without management present.

From time to time, the compensation consultant may provide services to Sherwin-Williams, in addition to services related to director and executive compensation. During 2017, the compensation consultant did not provide any such additional services to Sherwin-Williams.

Role of Management.    Several members of our management participate in the Compensation Committee’s executive compensation process. The Compensation Committee relies upon our Senior Vice President – Human Resources (SVP – HR) and his staff for input related to director and executive compensation matters. With regard to executive compensation, management plays a more active role in the compensation process and makes recommendations with respect to:

•	the development of compensation plans and programs, and changes to existing plans and programs;

•	the evaluation of executive performance;

•	salary increases;

•	the performance goals (and weightings) for annual cash incentive compensation;

•	the financial performance goals for equity grants and the results attained; and

•	the number of stock options and RSUs granted.

Prior to providing recommendations to the Compensation Committee at its meetings, our SVP – HR will meet with our CEO to review the recommendations, except for recommendations concerning our CEO’s compensation. Our CEO and our SVP – HR also meet with the chair of the Compensation Committee and the compensation consultant prior to meetings to review the agenda for the meetings and the compensation recommendations. Our CEO and our SVP – HR generally attend all Compensation Committee meetings. Our CEO does not have the ability to call meetings. Our SVP – HR serves as secretary for the Compensation Committee at its meetings. Our CEO is excused from that part of the meeting during which the Compensation Committee discusses his annual performance evaluation and compensation.

Nominating and Corporate Governance Committee.

The purpose of the Nominating Committee is to assist the Board in fulfilling its oversight responsibilities on matters relating to:

•	identifying individuals qualified to become members of the Board;

•	determining the composition of the Board and its committees;

•	reviewing and developing our Corporate Governance Guidelines and practices;

•	guiding the annual evaluation of the performance of the Board; and

•	engaging in such other matters as may from time to time be specifically delegated to the Nominating Committee by the Board.

The Nominating Committee met three times in 2017. Each member of the Nominating Committee is independent under NYSE listing standards and our Director Independence Standards.

Director Qualifications.    The Nominating Committee seeks a diverse group of candidates who possess the appropriate experiences, qualifications, attributes and skills to make a significant contribution to the Board, Sherwin-Williams and our shareholders. The Nominating Committee seeks input from senior management and other members of the Board to identify and evaluate potential director candidates. Each candidate is evaluated in the context of the Board as a whole, with the objective that the Board can best perpetuate our company’s success and represent shareholders’ interests through the exercise of sound business judgment using the directors’ diversity of experiences, qualifications, attributes and skills, including diversity in gender, ethnicity and race. Each candidate shall have the highest personal and professional character and integrity and shall have demonstrated exceptional ability and judgment in his or her respective endeavors. Candidates must possess sufficient time to effectively carry out their duties and responsibilities.

The Nominating Committee may employ professional search firms (for which it would pay a fee) to assist it in identifying potential members of the Board.

Diversity of Director Nominees.    In considering the composition of the Board as a whole, the Nominating Committee utilizes a diverse group of experiences, qualifications, attributes and skills, including diversity in gender, ethnicity and race, as described under the heading “Experiences, Qualifications, Attributes and Skills of Director Nominees.” The Nominating Committee utilizes these factors when identifying, considering and recommending director nominees. On an ongoing basis, the Nominating Committee reviews the experiences, qualifications, attributes and skills of potential director candidates as part of its process of identifying individuals qualified to become Board members and recommending director nominees. The Nominating Committee also regularly reviews the experiences, qualifications, attributes and skills of current directors. The Nominating Committee utilizes these reviews, as well as its committee self-assessment questionnaires, to assess the Nominating Committee’s overall effectiveness in recommending a diverse group of director nominees as a whole.

Consideration of Candidates Recommended by Shareholders.    The Nominating Committee’s policy with respect to the consideration of director candidates recommended by shareholders is that the Nominating Committee will consider such candidates on the same basis and in the same manner as it considers all director candidates. Recommendations are required to include the following information:

•	the name and address of the shareholder;

•	the number of shares of common stock owned by the shareholder;

•	a description of all arrangements or understandings between or among any of (a) the shareholder, (b) each candidate and (c) any other person or persons pursuant to which the recommendation is being made;

•	the candidate’s full name, address and telephone numbers;

•	a statement of the candidate’s qualifications and experiences, and any other relevant qualities;

•	the information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of the candidate as a director;

•	a statement, signed by both the shareholder and the candidate, (a) that the shareholder and the candidate currently do not have, and in the prior three years have not had, directly or indirectly, any business, professional or other relationship with each other, and that the shareholder and the candidate do not have any agreement, arrangement or understanding with each other with respect to the candidate’s proposed service as a director, or (b) if either of the foregoing statements is incorrect in any manner, describing in detail the relationship, agreement, arrangement or understanding;

•	the candidate’s resume, a list of other boards of directors of public companies on which the candidate currently serves or has served in the past five years, educational information and at least three references; and

•	a written statement signed by the candidate agreeing that if he or she is nominated by the Board, he or she will (a) be a nominee for election to the Board, (b) provide all information necessary to be included in Sherwin-Williams’ proxy statement under applicable SEC or NYSE rules and (c) serve as a director if he or she is elected by shareholders.

You may find a complete description of these requirements under “Procedures for Shareholders to Recommend Director Candidates” in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com. Shareholders may submit recommendations, along with proof of shareholder status, in writing to Chair, Nominating and Corporate Governance Committee, c/o Corporate Secretary, The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115.

AUDIT COMMITTEE REPORT

Management has the primary responsibility for the integrity of Sherwin-Williams’ financial information and the financial reporting process, including the system of internal control over financial reporting. Ernst & Young LLP, Sherwin-Williams’ independent registered public accounting firm, is responsible for conducting independent audits of Sherwin-Williams’ financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and expressing an opinion on the financial statements and the effectiveness of internal control over financial reporting based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities by management and Ernst & Young LLP.

As part of its oversight responsibility, the Audit Committee has reviewed and discussed the audited financial statements, the adequacy of financial controls and the effectiveness of Sherwin-Williams’ internal control over financial reporting with management and Ernst & Young LLP. The Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the PCAOB. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee also has discussed with Ernst & Young LLP the firm’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Sherwin-Williams’ Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

A. F. Anton, Chair

R. J. Kramer

C. A. Poon

M. Thornton III

COMPENSATION RISK ASSESSMENT

The Compensation Committee annually assesses the risks related to our compensation policies and practices. In July 2017, the Compensation Committee engaged Compensation Advisory Partners to conduct a comprehensive risk assessment of our incentive compensation programs, plans and policies. This assessment included a review of the Valspar incentive plans that we agreed to maintain following the closing of the Valspar Transaction. Compensation Advisory Partners presented the risk assessment to the Compensation Committee.

Based upon the assessment, the Compensation Committee and Compensation Advisory Partners concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on Sherwin-Williams. The following factors help mitigate against employees taking excessive or unnecessary risks.

•	We utilize a balanced approach to compensation, which combines fixed and variable, short-term and long-term, and cash and equity.

•	We have diversified incentive compensation metrics with performance goals focused on growth, profitability and managing capital at different levels within our company.

•	We design our incentive compensation plans without steep payout cliffs that might encourage short-term business decisions that are inconsistent with our long-term business strategy.

•	Performance incentives are capped at maximum payout amounts.

•	We grant equity awards annually, with appropriate vesting periods, that encourage consistent behavior and reward long-term, sustained performance.

•	Our equity plans include a “double-trigger” acceleration provision with respect to vesting in connection with a change in control.

•	We have significant stock ownership guidelines.

•	We regularly benchmark our current compensation practices, policies and pay levels against peer companies and have a pay philosophy that targets median market compensation.

•	We have stringent restrictions on the hedging and pledging of our securities by executives and other employees.

•	The Compensation Committee reviews tally sheets for our named executives that provide a holistic view of each executive’s compensation.

•	We have a clawback and recapture policy allowing us to “clawback” incentive compensation earned by executives and key employees.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Sherwin-Williams’ Annual Report on Form 10-K for the year ended December 31, 2017 and this Proxy Statement.

COMPENSATION AND MANAGEMENT

DEVELOPMENT COMMITTEE

S. H. Wunning, Chair

D. F. Hodnik

S. J. Kropf

J. M. Stropki

M. H. Thaman

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Named Executive Officers.    This Compensation Discussion and Analysis describes our executive compensation program and how it applies to our five “named executives” listed below.

•	John G. Morikis. Mr. Morikis has served as President and CEO since January 2016 and Chairman since January 2017. Mr. Morikis began his career with Sherwin-Williams in December 1984.

•	Allen J. Mistysyn. Mr. Mistysyn has served as our Senior Vice President – Finance and Chief Financial Officer since January 2017, prior to which he served as Senior Vice President – Finance. He began his career with Sherwin-Williams in June 1990.

•	Sean P. Hennessy. Mr. Hennessy retired on March 2, 2018 as our Senior Vice President – Corporate Planning, Development and Administration. He served as Senior Vice President – Finance and Chief Financial Officer from August 2001 through December 2016 and started his career with Sherwin-Williams in September 1984.

•	Robert J. Davisson. Mr. Davisson retired on February 16, 2018, having served most recently as President, The Americas Group, a position he had held since August 2014. He began his career with Sherwin-Williams in April 1986.

•	Joel D. Baxter. Mr. Baxter has served as our President & General Manager, Global Supply Chain Division, Consumer Brands Group (f/k/a Consumer Group) since September 2008. He has been employed with Sherwin-Williams since September 1990.

Executive Summary

We manage our business with the long-term fundamental objective of creating and maximizing value for our shareholders. Our pay for performance philosophy supports this objective by linking compensation realized to financial and stock price performance. Our compensation programs are designed to drive sustainable results and deliver long-term, superior shareholder returns. A significant percentage of our executive compensation program is tightly linked to company performance, business unit performance (where applicable) and stock price appreciation.

Our compensation programs are integral to our longstanding success as they assist us in attracting, retaining and motivating talented and high-performing people throughout our organization who drive consistent and strong financial and operating results. Our long track record of sustained success is exemplified by the following:

•	Our average annual shareholder return, including dividends, over the past 10 years is 23.5%, compared to the average annual return for the S&P 500 of 8.5%.

•	2017 was our 39th consecutive year of increased dividends, as we continued our practice of returning significant value to our shareholders. During 2017, we returned $319 million to our shareholders through dividends. Over the past three years, we have returned approximately $1.91 billion in cash to shareholders through dividends and repurchases of our stock.

2017 Financial and Operating Highlights.    2017 was a transformative year for Sherwin-Williams. On June 1, 2017, we completed the Valspar Transaction. The Valspar Transaction has accelerated our global growth strategy and has made us a more diversified and more global leader in the paint and coatings industry. Since completing the Valspar Transaction, we have made significant progress on our integration efforts across businesses, functions and geographies. During 2017, we achieved annualized run rate synergy savings of $230 million (synergy savings), compared to our target of $180 million, and increased our 2020 long-term run rate synergy target to a range of $385 – $415 million from our original target of $320 million.

2017 was also a year of many financial milestones, including record net sales of $14.98 billion. 2017 diluted net income per share from continuing operations was a record $19.11. Net income from continuing operations increased to $1.81 billion, also a record. We generated net operating cash of $1.88 billion in 2017.

The following graph shows our company’s performance for key financial measures over the past three-year period. Please also see our consolidated financial statements and notes included in our 2017 Annual Report.

[1]	2017 includes Valspar sales since June 1, 2017.
[2]	2017 includes the following: (a) one-time income tax benefit of $668.8 million from Deferred income tax reductions (see Note 14 of our consolidated financial statements included in our 2017 Annual Report), (b) after-tax acquisition related costs and purchase accounting adjustments of $285.1 million, and (c) after-tax contribution from Valspar operations of $76.0 million. 2016 includes after-tax acquisition-related costs of $81.5 million.
[3]	2017 includes the following: (a) one-time benefit of $7.04 per share from Deferred income tax reductions (see Note 14 of our consolidated financial statements included in our 2017 Annual Report), (b) charge of $3.00 per share for acquisition-related costs and purchase accounting impacts, and (c) $.80 per share contribution from Valspar operations. 2016 includes a charge of $.86 per share for acquisition-related costs.

Recent Key Compensation Decisions.    Highlights of recent key executive compensation decisions made by our Compensation Committee include the following:

•	Impact of Valspar Transaction on 2017 Annual Cash Incentive Compensation Program. In early 2017, the anticipated completion of the Valspar Transaction, together with the importance of integrating Valspar into our business and capitalizing on the resulting benefits and synergies, led the Compensation Committee to design our 2017 executive compensation program to appropriately incentivize our executives and other key employees. In light of uncertainties regarding the timing of the closing of the Valspar Transaction due to regulatory approvals, the Compensation Committee designed the 2017 executive compensation program to achieve both core Sherwin-Williams goals and, following the closing of the Valspar Transaction, combined company goals. For our 2017 annual cash incentive compensation program, the Compensation Committee approved formulae and metrics to drive the achievement of core Sherwin-Williams and combined company financial and operating goals, including net sales, earnings per share (EPS), free cash flow and synergy savings (specifically focusing on the important task of achieving cost savings and efficiencies required for the successful integration of Valspar).

•	2017 Annual Cash Incentive Performance. Our named executives earned an average of 172.9% of their 2017 target annual cash incentive compensation.

•	2015 – 2017 Long-Term Equity Incentive Performance. 157% of the target number of performance-based RSUs for the 2015 – 2017 performance period vested based upon above-target company performance for cumulative EPS over the three-year performance period.

•	Appointment of Mr. Mistysyn as Chief Financial Officer. In setting Mr. Mistysyn’s 2017 compensation for his new role, the Compensation Committee engaged the services of its independent compensation consultant, Compensation Advisory Partners. Mr. Mistysyn’s (a) annual base salary was increased to $600,002 and (b) target and maximum award levels under our annual cash incentive compensation program were increased to 80% and 160%, respectively, of his annual salary.

•	New Peer Group. In light of Sherwin-Williams’ increased size, geographic scope and complexity following the Valspar Transaction, the Compensation Committee reviewed the continued appropriateness of our peer group. Based upon the recommendation of Compensation Advisory Partners, the Compensation Committee removed five companies from and added seven companies to the peer group that was in place at the beginning of 2017 (the prior peer group). Because these changes were approved mid-2017 after the Valspar Transaction closed, most of the 2017 executive compensation decisions were made earlier in the year using the prior peer group (which is described on page 39 of last year’s Proxy Statement for our 2017 Annual Meeting).

Independent Compensation Consultant.    The Compensation Committee assessed the independence of Compensation Advisory Partners under applicable SEC rules and NYSE listing standards. The Compensation Committee determined that Compensation Advisory Partners is independent and that its work raises no conflicts of interest. Compensation Advisory Partners did not provide any services to Sherwin-Williams during 2017 other than those matters for which it was engaged by the Compensation Committee.

Relationship Between Pay and Performance.    Our executive compensation program combines different elements of compensation. As a result, the total amount of executive compensation paid is not directly tied to any one measure or component of compensation. We believe this approach assists us in viewing performance holistically and helps mitigate the risk of over-emphasizing any one metric. That said, a significant portion of our executive compensation program is tied to the value of our stock, which we believe is critical to ensuring that we deliver value to shareholders. Our executives only realize the full value of their compensation if our shareholders also realize value.

Each year, the Compensation Committee assesses our CEO’s compensation in light of Sherwin-Williams’ performance relative to its peers. In October 2017, the Compensation Committee analyzed the relationship between the realizable pay of our CEO and total shareholder return (TSR) over the five-year period ended December 31, 2016, comparing Sherwin-Williams to the prior peer group. The Compensation Committee used 2016 information, as it was the most recent year for which compensation information was available for the prior peer group. TSR includes the reinvestment of dividends and is calculated on a compounded annual growth rate basis.

The following chart, prepared by Compensation Advisory Partners, shows the degree of alignment between the total realizable pay of our CEO and Sherwin-Williams’ TSR relative to the prior peer group over the five-year period. Sherwin-Williams’ cumulative TSR over the five-year period was 218%, which was higher than all but three companies in the prior peer group. Peer group companies are indicated by the diamonds in the chart. Companies that fall within the shaded diagonal alignment zone are generally viewed as having pay and performance alignment. As illustrated below, our CEO’s realizable pay was well aligned with Sherwin-Williams’ performance.

PAY FOR PERFORMANCE ALIGNMENT

CEO REALIZABLE PAY AND TSR

Realizable pay includes: (a) base salary during the five-year period; (b) actual cash incentive compensation earned during the five-year period; (c) the value of time-based restricted stock and RSUs granted during the five-year period based on the 2016 year-end closing stock price; (d) the vesting date value of long-term performance equity awards that were earned in 2014, 2015 and 2016; (e) the value of target long-term performance equity awards granted in 2015 and 2016 based on the 2016 year-end closing stock price; and (f) the in-the-money value of stock options granted during the five-year period based on the 2016 year-end closing stock price. Valuing equity awards in this manner is different from valuing equity awards at their aggregate grant date fair value, which is the method used in the Summary Compensation Table and the 2017 Grants of Plan-Based Awards Table.

Overview of Executive Compensation Practices.    Our compensation programs, practices and policies are reviewed and evaluated on an ongoing basis. We modify our compensation programs to address evolving best practices and changing regulatory requirements, as well as in contemplation of significant events, such as the Valspar Transaction. We list below some of the more significant best practices we have adopted, and the practices we have avoided, which we believe demonstrate our commitment to responsible pay and governance principles and alignment with shareholder interests.

	What We Do		What We Don’t Do
☑	Performance-Based Pay. We emphasize pay for performance. For 2017, an average of 80% of the principal compensation components for our named executives (90% for our CEO) were tied to performance.	☒	No Employment Agreements. We do not have employment agreements with our named executives. Our named executives are employed at will.
☑	Independent Compensation Committee. Each member of the Compensation Committee meets the independence requirements under SEC rules and NYSE listing standards.	☒	No Current Dividends for Unvested Performance-Based Awards. Dividends and dividend equivalents on performance-based equity awards are deferred and paid only on earned shares.
☑	Independent Compensation Consultant. The Compensation Committee uses an independent compensation consultant, who provided no other services to our company during 2017.	☒	No Repricing or Replacing of Underwater Stock Options. We do not permit the repricing or replacing of underwater stock options without shareholder approval.
☑	Balanced Compensation Structure. We utilize a balanced approach to compensation, which combines fixed and variable, short-term and long-term, and cash and equity.	☒	No Hedging. Directors, executives and other employees are prohibited from engaging in hedging transactions with respect to our securities.
☑	Target Median. We have a pay philosophy that targets median market compensation. We assess our current compensation practices, policies and pay levels against peer companies.	☒	No Pledging. Directors and executives may not hold our securities in margin accounts or otherwise pledge our securities as collateral for a loan.
☑

Responsibly Administered Incentive Compensation Programs.    We have diversified incentive compensation goals without steep payout cliffs. Vesting periods for annual equity awards encourage consistent behavior and reward long-term, sustained performance.

		☒	No Speculative Trading. Directors and executives may not engage in short sales of our securities or in put options, call options or other market-offered derivative transactions in our stock.
☑	Clawback and Recapture Policy. Our clawback and recapture policy allows us to “clawback” incentive compensation earned by our executives and key employees.	☒	No Excessive Perquisites. Consistent with our culture, we provide only limited perquisites to our executives.
☑	Double-Trigger Change in Control. Our stock plan contains a “double-trigger” acceleration provision for the vesting of equity awards upon a change in control.	☒	No Excessive Risk-Taking. We conducted a risk assessment and concluded that our compensation policies do not encourage excessive or unnecessary risk-taking.
☑	Significant Stock Ownership. Our directors and executives have significant stock ownership and stock ownership requirements.	☒	No Above-Market Earnings on Deferred Compensation. We do not pay guaranteed, above-market or preferential interest or earnings on deferred compensation.

Impact of Last Year’s Say-on-Pay Vote and Say-on-Pay Frequency Vote.    At last year’s Annual Meeting, our shareholders approved the compensation of our named executives with a substantial majority of shareholders (96.1% of votes cast) voting in favor. We consider this vote to be a strong endorsement of our executive compensation program, practices and policies. Based upon the strong shareholder support, the Compensation Committee does not believe our executive compensation program requires material changes. However, the Compensation Committee has made, and will continue to make, changes designed to further enhance the objectives of our program, as well as to address significant events, such as the Valspar Transaction.

We also held a say-on-pay frequency vote at our 2017 Annual Meeting. 90.6% of votes cast voted in favor of continuing to hold annual say-on-pay votes. Following our 2017 Annual Meeting, the Board determined that we would continue to hold the advisory say-on-pay vote annually until the next shareholder vote on say-on-pay frequency.

The Compensation Committee highly values the input of our shareholders. The Compensation Committee will continue to consider the views of our shareholders in connection with our executive compensation program, including the results of the 2018 say-on-pay vote. We will make improvements based upon evolving best practices, developments in our business, market compensation information and changing regulatory requirements. We encourage you to support this year’s say-on-pay proposal.

Overview of Our Executive Compensation Program

The Compensation Committee.

The Compensation Committee, which is comprised entirely of independent directors, oversees our executive compensation program. The Compensation Committee reports to the Board on all compensation matters for members of our senior management team, including our named executives. The Compensation Committee has engaged Compensation Advisory Partners as its independent compensation consultant in order to fulfill its responsibilities. We include additional information about the Compensation Committee, including the role of the compensation consultant and management in the compensation setting process, under the heading “Board Meetings and Committees – Compensation and Management Development Committee.”

Compensation Objectives.

We design and manage our company-wide compensation programs to align with our overall business strategy and to focus our employees on delivering sustained financial and operating results and creating value for our shareholders on a consistent long-term basis. We believe it is important that our compensation programs:

•	Be competitive. Our programs are designed to attract, retain and motivate talented and high-performing people at all levels of our company around the world. We structure our compensation programs to be competitive with the programs of companies of comparable size and business.

•	Maintain a performance and achievement-oriented culture. A significant percentage of our employees participate in incentive plans tied to clear, pre-established performance goals that support our business strategies. We utilize both annual and long-term incentives to appropriately balance consistent annual results with improved performance over the longer term. We select performance goals that are sufficiently demanding, support our financial and operating objectives and help drive our business. We reward employees for achieving and exceeding performance goals, without creating a sense of entitlement or encouraging unnecessary or excessive risk-taking.

•	Align the interests of our executives with those of our shareholders. It is important that a significant portion of our executives’ incentive compensation be directly tied to the price of our stock in order to align the financial interests of our executives with the interests of our shareholders and keep our executives focused on sustained financial performance. In addition, we have implemented significant stock ownership requirements for our executives described below under the heading “Other Arrangements, Policies and Practices – Stock Ownership Guidelines.”

We believe our compensation programs achieve these goals.

Components of Compensation.

The components of our standard executive compensation program, the primary purpose of each component and the form of compensation for each component are described in the following table.

Component	Primary Purpose	Form of Compensation
Base Salary	Provides base compensation for day-to-day performance of job responsibilities.	Cash
Annual Cash Incentive Compensation	Rewards performance during the year based on the achievement of annual performance goals.	Cash
Long-Term Equity Incentive Compensation	Encourages improvement in the long-term performance of our company and aligns the financial interests of our executives with the interests of our shareholders.

Stock options, which vest in equal installments on the first, second and third anniversary of grant with a ten-year term.

Performance-based RSUs, which vest at the end of a three-year period based upon the achievement of pre-established financial performance goals and paid in stock.

Other Employee and Executive Benefits	Provides a broad-based executive compensation program for employee retention, retirement and health.

Retirement and savings programs, health and welfare programs, and employee benefit plans, programs and arrangements generally available to all employees; annual executive physical exam; executive life insurance and executive long-term disability plans.

Mix of Compensation Components.

We compensate our named executives by using a balanced approach, which combines elements that vary by the (a) type of compensation (fixed and performance-based), (b) length of the performance period (annual and long-term) and (c) form of compensation (cash and equity). We believe this mix aligns with our business strategies and emphasizes pay for performance. We determine this mix by reviewing market compensation information. We do not have a specific policy for the allocation of compensation between fixed and performance-based, annual and long-term, and cash and equity.

We manage our business with the long-term goal of creating and maximizing shareholder value. Accordingly, a significant percentage of the compensation opportunity of each named executive is variable, at risk and tied to company or business unit performance, including stock price appreciation. The following chart illustrates the mix of the key compensation components for our named executives for 2017. The percentages reflect the amounts of 2017 base salary, targeted annual cash incentive compensation and the aggregate grant date fair values of stock options and RSUs granted in 2017.

MIX OF KEY PAY COMPONENTS

Peer Group.

The Compensation Committee utilizes a peer group of companies to assess whether our executive compensation program is competitive in the market. The compensation consultant annually identifies the compensation paid to named executives with similar roles and responsibilities at a group of chemical, industrial, manufacturing and retail companies with comparable sales that are considered to be our peers. The compensation consultant also compiles compensation data derived from broad-based surveys of industrial companies of similar size to us. These surveys are sponsored by nationally recognized compensation consulting firms. We, along with many of our peer group companies, participate in these surveys.

We monitor compensation paid at these peer group companies because their size and business make them most comparable to us. We also believe these companies likely compete with us for executive talent. The compensation consultant annually reviews current and potential peer companies and recommends changes primarily based upon revenue size, market capitalization, industry, business description/mix and brand recognition. The Compensation Committee periodically evaluates and, if necessary, adjusts the composition of our peer group to ensure it remains the most relevant group of companies to use for compensation purposes.

In connection with the Valspar Transaction, the Compensation Committee reviewed the continued appropriateness of the prior peer group that was in place at the beginning of 2017. Specifically, the Compensation Committee considered that pro-forma combined 2016 revenues of Sherwin-Williams and Valspar would have ranked Sherwin-Williams in the 81st percentile of the prior peer group. Accordingly, following the Valspar Transaction, and based upon the recommendation of the compensation consultant, the Compensation Committee removed five companies from and added seven companies to the prior peer group, as follows:

•	Ashland Global Holdings Inc., Celanese Corporation, Crown Holdings, Inc. and The Mosaic Company were removed because they were among the smallest companies (by revenue) in the prior peer group. Valspar was removed due to the acquisition.

•	Cummins Inc., Deere & Company, Eaton Corporation plc, Honeywell International Inc., Johnson Controls International plc, LyondellBasell Industries N.V. and 3M Company were added because their size and industry make them more comparable to Sherwin-Williams following the Valspar Transaction.

Because these changes to our peer group were adopted in mid-2017 after the Valspar Transaction closed, they did not largely affect most of the 2017 executive compensation decisions, which were made earlier in the year using the prior peer group.

Following these changes, our new peer group now consists of the 24 companies listed below. 2016 annual revenues for the companies in the new peer group ranged from approximately $7.4 billion to $39.3 billion, with Sherwin-Williams ranking approximately in the 62nd percentile in annual revenues (based upon pro-forma combined 2016 revenues of $15.8 billion for the Sherwin-Williams/Valspar combined company).

Air Products and Chemicals, Inc.	Ecolab Inc.	Mohawk Industries, Inc.
Akzo Nobel N.V.	Honeywell International Inc.	Monsanto Company
Ball Corporation	Huntsman Corporation	Newell Brands Inc.
Colgate-Palmolive Company	Illinois Tool Works Inc.	PPG Industries, Inc.
Cummins Inc.	Johnson Controls International plc	Praxair, Inc.
Deere & Company	Kimberly-Clark Corporation	Stanley Black & Decker, Inc.
Eastman Chemical Company	LyondellBasell Industries N.V.	3M Company
Eaton Corporation plc	Masco Corporation	Whirlpool Corporation

Use of Market Compensation.

The compensation consultant calculates an average of (a) the compensation available at companies in our peer group (using the most recent proxy data) and (b) the average compensation derived from the broad-based surveys. We refer to this average as “market” compensation, which provides the Compensation Committee with a framework to evaluate the competitiveness of our executive compensation program, as well as assistance in determining the mix of compensation components and target compensation levels. We generally benchmark target compensation paid to our named executives within a general range (plus or minus approximately 15%) of the median market compensation of comparable positions, although we do not have a formal policy of setting target compensation levels at a specific percentile of the median market. We benchmark against market compensation because it allows us to attract and retain executives and helps us to manage the overall cost of our compensation program. We consider this information only as a reference point or as a framework, not as a determining factor or part of any arithmetic formula, in setting compensation. The policies we use to make compensation decisions, and the decisions we make, are materially similar for all named executives. These policies and decisions result in higher compensation levels for our CEO, primarily based upon the higher market compensation for CEOs.

The compensation consultant annually provides the Compensation Committee with a comprehensive analysis of market compensation, which includes base salary, annual cash incentive compensation, long-term equity incentive compensation, total annual cash compensation and total direct compensation. We define total direct compensation as the sum of base salary, annual cash incentive compensation and long-term equity incentive compensation. We review total direct compensation to help us determine whether the key compensation components we pay our executives are competitive in the aggregate.

The Compensation Committee generally compares each named executive’s base salary, annual cash incentive compensation, long-term equity incentive compensation, total annual cash compensation and total direct compensation to the median market compensation. Individual components may be more or less than median market compensation because we focus on the overall competitiveness of our entire compensation program. Judgment and discretion may be used to adjust a component of compensation above or below the median market for reasons such as an executive’s performance, responsibilities, experience and tenure, our company-wide performance and internal pay equity.

The following table sets forth the projected total direct compensation for each named executive as a percentage of the median market total direct compensation. For purposes of this table, projected total direct compensation includes 2018 base salary, 2018 targeted annual cash incentive compensation, stock options granted in 2017 and the targeted value of performance-based RSUs granted in early 2018. Projected total direct compensation is not shown for Messrs. Hennessey and Davisson, who both retired from Sherwin-Williams in early 2018.

Name	Projected Targeted Total Direct Compensation as a Percentage of Market Compensation
J. G. Morikis	100%
A. J. Mistysyn	85%
S. P. Hennessy	—
R. J. Davisson	—
J. D. Baxter	108%

The actual amounts we pay our named executives may vary from the targeted amounts set forth above based upon the achievement of company and business unit performance goals. The Compensation Committee did not increase or decrease the amount of any compensation component based upon the amount of any other compensation component or its review of projected targeted total direct compensation.

Key Components of Our Executive Compensation Program

Base Salary.

Salary Ranges.    Salary is the only key compensation component that is not at-risk. Each executive position at our company is assigned a salary grade. Salary grades are designed to be competitive and recognize different levels of responsibility within our company. Each salary grade corresponds to a salary range, with minimum and maximum amounts, that we review against market base salaries based upon the applicable position and level of responsibility. The midpoint of the salary range generally approximates the median market salary paid for an equivalent or similar position. The Compensation Committee reviews and approves the base salary of each executive annually and at other times in connection with a promotion or other change in responsibility, as appropriate. Annual base salary increases generally are effective early each year.

Annual salary increases are based, in part, on the overall annual salary budget guidelines for our company. We adopt annual salary guidelines for all of our employees as part of our annual budgeting process, which includes a range of merit salary increases. The maximum amount of the range is equal to the amount necessary to increase the salary of an employee (whose salary is below median market for his or her position, but who receives the highest performance rating) toward the median market salary for his or her position. For 2017 and 2018, we adopted an overall merit budget for annual salary increases of 2.5%, with possible merit increases ranging from 0% to 5%.

Annual Performance Appraisals.    All salaried employees, including our named executives, undergo an annual performance appraisal. Each named executive’s performance for the prior year is evaluated by his or her direct supervisor and reviewed by our CEO. For the evaluation of our CEO, each non-management director provides ratings and comments for the following categories: performance results, business strategy, developing a management team and leadership. The results are reviewed by the Compensation Committee and by the non-management directors in executive session.

As part of this annual performance appraisal, each named executive is assigned a performance rating that corresponds to a merit increase. The performance rating is based upon the executive’s performance results (i.e., accomplishment of incentive performance goals, financial accomplishments and other contributions) and leadership (including work ethic and strategic contributions). These factors are not quantified or weighted. Instead, discretion and subjective judgment are used in assessing those factors in a qualitative manner. In any one year, any one factor or group of factors may play a larger role in determining the performance rating compared to any previous year.

2017 and 2018 Base Salaries.    The Compensation Committee approved salary increases for 2017 and 2018 for our named executives, as set forth in the table below. Salary increases for Messrs. Morikis, Mistysyn and Baxter moved their base salaries closer to the market median for their positions. 2018 salary increases also took into account the composition of the new peer group. Messrs. Hennessy and Davisson retired from Sherwin-Williams in early 2018 and, thus, did not receive salary increases for 2018.

Name	2016 Base Salary ($)		% Increase for 2017	2017 Base Salary ($)	% Increase for 2018	2018 Base Salary ($)
J. G. Morikis	1,100,000		4.5%	1,150,000	13%	1,300,000
A. J. Mistysyn	600,002	(1)	0%	600,002	13.3%	680,004
S. P. Hennessy	684,658		0%	684,658	—	—
R. J. Davisson	614,692		3%	633,133	—	—
J. D. Baxter	530,114		3%	546,017	9.9%	600,028

[1]	Mr. Mistysyn’s base salary was increased to $600,002 when he was named Senior Vice President – Finance in October 2016, prior to assuming his current role as Senior Vice President – Finance and Chief Financial Officer on January 1, 2017.

Annual Cash Incentive Compensation.

Annual cash incentive compensation may be earned by our named executives under our shareholder-approved 2007 Executive Annual Performance Bonus Plan (the Performance Plan). Annual incentive compensation is intended to motivate our executives to achieve annual performance goals that strengthen our company over the long term. Our Performance Plan is designed so that our executives may earn higher annual cash incentive compensation for exceeding target performance goals, but receive lower annual cash incentive compensation when target performance goals are not met.

Target and Maximum Annual Incentive Levels.    The Compensation Committee annually reviews target and maximum annual cash incentive compensation levels for our named executives as a percentage of their base salary. Target incentive awards are determined by using the median of market annual cash incentive compensation, which generally equals the amount a named executive could receive if he or she achieved a 100% average of his or her performance goals. The maximum incentive awards are determined by the Compensation Committee following a review of the maximum annual cash incentive compensation available to similarly-situated executives at peer group companies and according to broad-based survey data.

The following table sets forth the 2017 minimum, target and maximum annual cash incentive compensation levels, as a percentage of base salary, for each named executive.

	Incentive Amount as a Percentage of Salary
Name	Minimum	Target	Maximum
J. G. Morikis	0%	135%	270%
A. J. Mistysyn	0%	80%	160%
S. P. Hennessy	0%	80%	160%
R. J. Davisson	0%	80%	160%
J. D. Baxter	0%	70%	140%

Objective Annual Payout Formula.    The Compensation Committee approves objective, clearly-defined annual performance goals and payout formulae for our named executives. Our CEO also approves the goals and payout formulae for our other named executives.

For 2017, due to the mid-year completion of the Valspar Transaction, the Compensation Committee designed a split-year approach, utilizing two sets of performance metrics and payout formulae. The first set reflected the performance of the core Sherwin-Williams business from January 1, 2017 through December 31, 2017. The second set reflected the performance of the combined company (Sherwin-Williams and Valspar) business from January 1, 2017 through December 31, 2017, which included seven months of financial and operating performance for the Valspar business following the June 1, 2017 closing and the addition of a synergy savings goal. Following the closing of the Valspar Transaction, the Compensation Committee believed it was important to appropriately incentivize our executives to achieve combined company goals beginning on the day the Valspar Transaction closed. The two sets of performance metrics and payout formulae were chosen to drive both full-year core company performance, as well as combined company performance (including synergy savings).

•	During 2017, Messrs. Morikis, Mistysyn, Hennessy and Baxter had identical corporate financial performance goals consisting of: (a) EPS, net sales and free cash flow based on core Sherwin-Williams performance and (b) EPS, net sales, free cash flow and synergy savings based on combined company performance.

•	Mr. Davisson’s 2017 performance goals reflected objectives important to The Americas Group (TAG), for which he was responsible, as follows: (a) TAG sales, TAG profits before taxes (PBT) and TAG return on net assets employed (RONAE) based on core Sherwin-Williams performance and (b) TAG sales, TAG PBT, TAG RONAE and synergy savings based on combined company performance.

We use multiple performance goals to encourage the named executives to have a well-rounded approach to managing the business and not concentrate on achieving just one goal to the detriment of others. We use EPS as a performance metric for both our annual cash incentive program and a portion of our performance-based RSU program. EPS is a widely communicated and easily understood key measure used in both evaluating the success of our company’s performance and determining the market value of our stock. The Compensation Committee and management believe it is important to utilize EPS for both our annual cash incentive compensation and long-term equity compensation programs because, over the long term, EPS growth will drive value for our shareholders. In addition, by using EPS, management is held accountable for driving top-line growth and managing our operating cost structure. Each year, the Compensation Committee and management evaluate the incentive structure, including the metrics used in each of the incentives. Based on the most recent review, we believe EPS provides effective line of sight to drive individual performance. In addition, by delivering the entire long-term incentive in equity, executives are encouraged to drive long-term value for shareholders, and the performance metrics used in the annual incentive program provide reinforcement of the activities that will drive value.

For 2017, the Compensation Committee reviewed our annual operating budget and approved target financial performance goals set at levels that were of the same magnitude as set forth in our 2017 annual operating budget (after taking the Valspar Transaction into account for the combined company performance goals). We set maximum levels so that performance would have to exceed target levels by a significant degree, requiring performance well above expectations.

The Compensation Committee reviews and approves each named executive’s achievement of performance goals for the prior year. In determining the level of achievement of performance goals, the Compensation Committee has discretion to include or exclude the impact of certain matters. The following table reflects the split-year approach utilized in 2017 and shows, for each named executive, the performance goals, minimums, targets, maximums and actual results (taking into account the adjustments mentioned below).

2017 Annual Cash Incentive Performance Goals
Name	Performance Goals	Minimum	Target	Maximum	Actual Results
J. G. Morikis	Core Sherwin-Williams:
A. J. Mistysyn	EPS(1)	$11.12	$13.90	$14.43	$14.27
S. P. Hennessy	Net Sales	$9.96 billion	$12.45 billion	$12.68 billion	$12.52 billion
J. D. Baxter	Free Cash Flow(2)	$668.04 million	$835.05 million	$873.85 million	$1,131.16 million
Combined Company:
	EPS(1)	$11.80	$14.75	$15.31	$15.07
	Net Sales	$11.82 billion	$14.78 billion	$15.05 billion	$14.98 billion
	Free Cash Flow(2)	$783.20 million	$979.00 million	$1,024.48 million	$1,342.17 million
	Synergy Savings	$162 million	$180 million	$198 million	$230 million
R. J. Davisson	Core Sherwin-Williams:
	TAG Sales	$7.26 billion	$9.07 billion	$9.36 billion	$9.11 billion
	TAG PBT	$1.24 billion	$1.55 billion	$1.61 billion	$1.58 billion
	TAG RONAE(3)	67.69%	84.62%	86.26%	87.07%
Combined Company:
	TAG Sales	$7.26 billion	$9.07 billion	$9.36 billion	$9.11 billion
	TAG PBT	$1.24 billion	$1.55 billion	$1.61 billion	$1.58 billion
	TAG RONAE(3)	67.69%	84.62%	86.26%	87.07%
	Synergy Savings	$162 million	$180 million	$198 million	$230 million

[1]	We calculate EPS as net income per common share - diluted in accordance with generally accepted accounting principles (GAAP), and for the purpose of determining achievement, excluding the effect of (a) a charge of $3.00 per share for acquisition-related costs and purchase accounting impacts, (b) a charge of $0.44 per share for discontinued operations and (c) a one-time benefit of $7.04 per share from Deferred income tax reductions. For purposes of determining achievement for core Sherwin-Williams EPS, we also excluded an $0.80 per share contribution from Valspar operations.

[2]	We explain how we calculate free cash flow on page 29 of our 2017 Annual Report.

[3]	We calculate TAG RONAE by dividing reported TAG PBT (excluding any items relating to unusual events or which result in a distortion of comparative results) by the TAG twelve-month average net assets employed, which is the sum of net accounts receivable, total inventory, net fixed assets, total intangible assets and goodwill, less accounts payable.

Our annual cash incentive amounts were designed to be deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code (the Code). To achieve this, for 2017, we established an annual maximum payout amount against which payouts for achievements may be made to 162(m) participants. The maximum payout for 162(m) participants is based upon one or more of the performance measurements defined in our Performance Plan. For 2017, the Compensation Committee approved 0.5% of earnings before interest, taxes, depreciation and amortization (EBITDA) as the amount of the maximum payout for all 162(m) participants. We explain how we calculate EBITDA on pages 31 - 32 of our 2017 Annual Report. We selected EBITDA as the method for determining the amount of the maximum payout because we consider EBITDA a useful measure of our operating profitability. For 2017, this resulted in a maximum payout of $10.61 million for the 162(m) participants.

After the Compensation Committee determines the amount of the maximum payout, the Compensation Committee may reduce, but may not increase, the amount of each individual award based on an overall assessment of the performance goals shown in the table above. However, the performance-based exception to Section 162(m) of the Code has been repealed for tax years beginning in 2018 under the Tax Cuts and Jobs Act. As a result, compensation paid to our covered officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable for compensation paid pursuant to a written binding contract that was in effect as of November 2, 2017. The Compensation Committee originally structured these annual cash incentives for 162(m) participants in a manner that was exempt from Section 162(m) of the Code and, therefore, not subject to its deduction limits. However, because of the ambiguities and uncertainties as to the interpretation of the scope of the application of the transition relief under the legislation repealing the performance-based exception to Section 162(m) of the Code, no assurance can be given that compensation originally intended to satisfy the requirements for exemption from Section 162(m) of the Code will, in fact, be fully deductible.

Calculation of 2017 Annual Cash Incentive Amounts Earned.    In February 2018, the Compensation Committee approved the annual incentive compensation amounts earned by our named executives during 2017 based upon the level of achievement of the performance goals. Each performance goal has corresponding pre-established achievement levels ranging from a minimum of 0 to a maximum of 125, with 100 equal to target achievement. Based upon 2017 business results, the Compensation Committee reviewed and approved the achievement level of each performance goal. The achievement level for each goal was multiplied by the goal’s weight to determine a weighted achievement for the goal. For each named executive, the weighted achievement levels for all goals were added together to determine a total weighted achievement level. Total weighted achievement levels range from a minimum of 0 to a maximum of 125, with a target of 100. Total weighted achievement levels correspond to a pre-established range of final payouts as a percentage of salary for each named executive. The range of final payouts as a percentage of salary between 0 – 75, 75 – 100, and 100 – 125 are determined on a straight-line basis.

The calculations used to determine the actual incentive amounts earned by each named executive under each of the two sets of performance metrics and payout formulae during 2017 are shown in the tables below and are illustrated by the following formula:

Weighting X Achievement Level = Weighted Achievement Level g Incentive Amount as a % of Salary X Salary = Incentive Amount Earned

The following table reflects the first set of performance metrics and payout formula relating to core Sherwin-Williams performance over the full fiscal year. The incentive amount earned (rounded to the nearest thousand) was calculated as a percentage of the salary earned by each named executive during the period January 1, 2017 through May 31, 2017.

Core Sherwin-Williams Performance and Formula Breakdown

		J. G. Morikis	A. J. Mistysyn	S. P. Hennessy	J. D. Baxter	R. J. Davisson
Weighting	EPS	50%	50%	50%	50%	TAG Sales	25%
	Net Sales	25%	25%	25%	25%	TAG PBT	50%
	Free Cash Flow	25%	25%	25%	25%	TAG RONAE	25%
Achievement Level	EPS	117.62	117.62	117.62	117.62	TAG Sales	103.57
	Net Sales	108.31	108.31	108.31	108.31	TAG PBT	112.41
	Free Cash Flow	125.00	125.00	125.00	125.00	TAG RONAE	125.00
Weighted Achievement Level	EPS	58.81	58.81	58.81	58.81	TAG Sales	25.90
	Net Sales	27.08	27.08	27.08	27.08	TAG PBT	56.20
	Free Cash Flow	31.25	31.25	31.25	31.25	TAG RONAE	31.25
	Total	117.14	117.14	117.14	117.14	Total	113.35
Incentive Amount (as a % of Salary Earned January 1 – May 31)	Minimum	0%	0%	0%	0%	Minimum	0%
	Target	135%	80%	80%	70%	Target	80%
	Maximum	270%	160%	160%	140%	Maximum	160%
	Actual Result	227.54%	134.84%	134.84%	117.99%	Actual Result	122.71%

The following table reflects the second set of performance metrics and payout formula relating to the combined company (Sherwin-Williams and Valspar) performance measured over the full fiscal year, which included (a) seven months of performance for the Valspar business following the June 1, 2017 closing and (b) the addition of a synergy savings goal. The incentive amount earned (rounded to the nearest thousand) was calculated as a percentage of the salary earned by each named executive during the period June 1, 2017 through December 31, 2017.

Combined Company Performance and Formula Breakdown

		J. G. Morikis	A. J. Mistysyn	S. P. Hennessy	J. D. Baxter	R. J. Davisson
Weighting	EPS	30%	30%	30%	30%	TAG Sales	25%
	Net Sales	20%	20%	20%	20%	TAG PBT	40%
	Free Cash Flow	25%	25%	25%	25%	TAG RONAE	25%
	Synergy Savings	25%	25%	25%	25%	Synergy Savings	10%
Achievement Level	EPS	114.36	114.36	114.36	114.36	TAG Sales	103.57
	Net Sales	118.78	118.78	118.78	118.78	TAG PBT	112.41
	Free Cash Flow	125.00	125.00	125.00	125.00	TAG RONAE	125.00
	Synergy Savings	125.00	125.00	125.00	125.00	Synergy Savings	125.00
Weighted Achievement Level	EPS	34.31	34.31	34.31	34.31	TAG Sales	25.90
	Net Sales	23.75	23.75	23.75	23.75	TAG PBT	44.96
	Free Cash Flow	31.25	31.25	31.25	31.25	TAG RONAE	31.25
	Synergy Savings	31.25	31.25	31.25	31.25	Synergy Savings	12.50
	Total	120.56	120.56	120.56	120.56	Total	114.61
Incentive Amount (as a % of Salary Earned June 1 – December 31)	Minimum	0%	0%	0%	0%	Minimum	0%
	Target	135%	80%	80%	70%	Target	80%
	Maximum	270%	160%	160%	140%	Maximum	160%
	Actual Result	246.05%	145.81%	145.81%	127.58%	Actual Result	126.74%

The following table shows the 2017 annual cash incentive amounts earned by the named executives based on the application of the two sets of performance metrics and payout formulae.

2017 Total Annual Cash Incentive Amounts Earned
	J. G. Morikis	A. J. Mistysyn	S. P. Hennessy	J. D. Baxter	R. J. Davisson
Core Sherwin-Williams Results
Incentive Amount Earned as a % of Salary – Actual Result	227.54%	134.84%	134.84%	117.99%	122.71%
Salary Earned January 1 – May 31	$434,617	$230,770	$263,330	$207,560	$240,676
Incentive Amount Earned	$989,000	$311,000	$355,000	$245,000	$295,000
Combined Company Results
Incentive Amount Earned as a % of Salary – Actual Result	246.05%	145.81%	145.81%	127.58%	126.74%
Salary Earned June 1 – December 31	$707,696	$369,232	$421,328	$336,011	$389,620
Incentive Amount Earned	$1,741,000	$538,000	$614,000	$429,000	$494,000
Total Incentive Amount Earned	$2,730,000	$849,000	$969,000	$674,000	$789,000

Long-Term Equity Incentive Compensation.

The largest component of pay for our named executives is long-term equity incentive compensation. We grant long-term equity incentive compensation annually under our shareholder-approved 2006 Equity and Performance Incentive Plan. Our long-term equity incentive compensation program is designed to focus our executives on improving company performance over a multi-year period to encourage long-term decision-making and to reward executives the way our shareholders are rewarded — through growth in the value of our stock. We believe that long-term equity awards also serve as a retention tool for our executives. The value delivered on these long-term incentives ultimately depends upon company performance and our stock price.

Our long-term equity compensation program for our named executives consists of stock options and performance-based RSUs. Our stock option program is the primary means by which we grant long-term equity compensation to a broad group of employees to focus their efforts on our long-term performance and stock price improvement. Our performance-based RSU program is designed for a more select group of key employees and rewards such employees based upon the achievement of financial performance goals and stock price appreciation.

For 2017, our performance-based RSU awards consisted of two grants of RSUs — one grant with EPS as the performance metric and one grant with RONAE as the performance metric. EPS is calculated as described above. RONAE is calculated by dividing reported net income (excluding any items relating to unusual events or which result in a distortion of comparative results) by the twelve-month average net assets employed, which is the sum of net accounts receivable, total inventory, net fixed assets, total intangible assets and goodwill, less accounts payable. We believe that EPS and RONAE are key metrics used to measure achievement of our long-term goals and drive value for our shareholders.

Double-Trigger Acceleration Provision.    Grants of stock options and RSUs include a “double-trigger” acceleration provision with respect to the vesting of the awards in connection with a change in control. Upon a change in control, awards that are assumed by the surviving entity will continue to vest and become exercisable in accordance with their original terms unless, within three years after the change in control, the participant’s employment is terminated other than for cause or the participant terminates his or her employment for good reason.

Dividend Equivalents.    We do not pay current dividend equivalents on unvested performance-based RSUs. The payment of dividend equivalents on unvested performance-based RSUs is deferred and paid only if and to the extent the RSUs vest. There are no dividend equivalents associated with stock option awards.

Grant Practices – Emphasis on Performance-Based Awards.    When making annual equity grants, we begin by determining the median market value of long-term equity incentive compensation. We then allocate the target mix among types of equity grants. The target mix of our annual long-term equity incentives is set forth in the table below. We believe this mix of equity awards provides an appropriate balance among aligning executive interests with those of our shareholders, encouraging executive retention and rewarding executives for sustained performance results.

Type of Equity Award	Allocation
Stock Options	40%
Performance-Based RSUs – EPS Metric	40%
Performance-Based RSUs – RONAE Metric	20%

Our long-term incentive opportunities are intended to be competitive with market long-term incentive opportunities. Therefore, we do not consider the amount of outstanding stock options or RSUs currently held by an executive when making equity awards.

We grant stock options and performance-based RSUs on an annual basis at regularly scheduled Compensation Committee meetings. We schedule the dates of these meetings approximately three years in advance. We grant performance-based RSUs at each February Compensation Committee meeting. This meeting typically occurs in the middle of February, usually a few weeks following the release of our annual earnings results. We grant stock options at each October Compensation Committee meeting. These grants typically are made on the same day the Audit Committee approves our earnings release for the third quarter, shortly before we release our third quarter earnings results. We may also grant RSUs and stock options at other Compensation Committee meetings in connection with an employee’s initial hire, promotion and other events. The dates of these grants may occur shortly before we release our quarterly earnings results. We do not take into account our earnings results when determining the number of stock options or RSUs to be granted or the date of grant.

2017 Annual Equity Awards.    The following table shows the number of stock options and performance-based RSUs granted to each named executive during 2017.

	Number of Stock Options Granted in 2017	Number of Performance-Based RSUs Granted in 2017 at Target
Name		EPS Metric	RONAE Metric
J. G. Morikis	52,100	10,900	5,450
A. J. Mistysyn	9,600	1,900	950
S. P. Hennessy	10,200	2,700	1,350
R. J. Davisson	9,600	2,100	1,050
J. D. Baxter	6,500	1,400	700

Stock Options.    The number of stock options granted to an executive is based upon the executive’s position and level of responsibility. We determine the specific number of stock options to be granted by calculating the Black-Scholes value of the stock options over the 30-day period ending on the last day of the quarter before the award date. Black-Scholes is a generally accepted model used in estimating the value of stock options. In accordance with the terms of our stock plan, the option exercise price is equal to the average of the highest and lowest sale prices of our stock on the grant date. Accordingly, the exercise price may be higher or lower than the closing price of our stock on that day. The Compensation Committee believes that the average of the high and low prices is a better representation of the fair market value of our stock and is less volatile than the closing price given potential intra-day price volatility. We do not reprice stock options — our stock plans do not permit the repricing or replacing of underwater stock options with cash or equity without shareholder approval and do not contain reload features.

Restricted Stock Units.    Our 2017 annual grants of RSUs consisted of performance-based RSUs, vesting at the end of a three-year period. The number of RSUs granted is determined by using the value of our stock over the 30-day period ending on the last day of the quarter before the award date. One RSU is equivalent in value to one share of our common stock. RSUs generally are paid out in common stock upon vesting. The number of RSUs granted is approximately equal to the target value. Executives have an opportunity to earn two times the target value for maximum performance. We correspondingly set maximum goals higher, making achievement of the goals more difficult to attain to provide a greater incentive for above-target performance.

The threshold, target and maximum achievement levels for the 2017 grants of performance-based RSUs are illustrated in the following table for the 2017 – 2019 performance period. Performance between the achievement levels is measured on a straight-line basis to reward improvements at various achievement levels, while not encouraging executives to take unnecessary risks to hit achievement levels with larger payouts.

	Cumulative EPS	Average Annual RONAE	% of Target Vesting
Maximum	$53.68	15.0%	200%
Target	$48.80	13.0%	100%
Threshold	$43.92	11.0%	25%

Our performance-based RSUs were designed to be fully deductible for federal income tax purposes under Section 162(m) of the Code. The Compensation Committee established a one-year EBITDA performance hurdle of $2.1 billion, which, if achieved in any one calendar year within the 2017 – 2019 performance period, would fund each of the applicable named executive’s performance-based RSU award at a maximum level, subject to the Compensation Committee’s right to determine payouts based upon the EPS and RONAE goals described above. We explain how we calculate EBITDA on pages 31 - 32 of our 2017 Annual Report. However, the performance-based exception to Section 162(m) of the Code has been repealed for tax years beginning in 2018 under the Tax Cuts and Jobs Act. As a result, compensation paid to our covered officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable for compensation paid pursuant to a written binding contract that was in effect as of November 2, 2017. The Compensation Committee originally structured these performance-based RSUs in a manner that was exempt from Section 162(m) of the Code and, therefore, not subject to its deduction limits. However, because of the ambiguities and uncertainties as to the interpretation of the scope of the application of the transition relief under the legislation repealing the performance-based exception to Section 162(m) of the Code, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) of the Code will, in fact, be fully deductible.

2017 and 2018 Vesting of Performance-Based Restricted Stock and RSUs.    In February 2017 and February 2018, the Compensation Committee determined the vesting of shares of performance-based restricted stock and RSUs for the 2014 – 2016 and 2015 – 2017 performance periods, respectively, based upon the achievement of the cumulative EPS performance goal over each of those periods. As reflected in the table below, 200% and 157% of the target number of shares vested for the 2014 – 2016 and 2015 – 2017 performance periods, respectively.

Performance Period	Cumulative EPS Goal at Target	Cumulative EPS Goal at Maximum	EPS Results	% of Target Restricted Stock/RSUs Vesting
2014 – 2016	$27.71	$30.38	$31.93	200%
2015 – 2017(1)	$36.03	$38.35	$37.35	157%

[1]	The Compensation Committee approved adjustments to EPS for 2016 to eliminate (a) a charge of $0.86 per share for acquisition-related costs and (b) a benefit of $0.40 per share for the early adoption of a new accounting standard (ASU 2016-09). The Compensation Committee approved adjustments to EPS for 2017 to eliminate (a) a one-time benefit of $7.04 per share from Deferred income tax reductions, (b) an $0.80 per share contribution from Valspar operations, (c) a benefit of $0.80 per share for the adoption of ASU 2016-09, (d) a charge of $3.00 per share for acquisition-related costs and purchase accounting impacts, (e) a charge of $0.44 per share for discontinued operations and (f) an impact of $0.27 per share related to the natural disasters in Texas, Florida and the Caribbean in 2017.

Other Arrangements, Policies and Practices

Employment Agreements.

We do not have employment agreements with our named executives; they are employed at will.

Limited Perquisites.

Consistent with our culture, the perquisites provided to our named executives are limited. Additional information, including the incremental cost of these benefits incurred by Sherwin-Williams during 2017, is set forth in a footnote to the “All Other Compensation” column of the Summary Compensation Table.

Internal Pay Equity.

Our compensation program is designed so that compensation opportunities are similar for executives with comparable responsibilities, experience and tenure. Our executive compensation program uses the same compensation components for our executives, but results in different pay levels due to an executive’s market compensation, position and performance. To maintain internal equity in connection with grants of stock options and RSUs, the Compensation Committee generally grants the same number of stock options and RSUs to employees who are in similar pay grades.

Tally Sheets.

When approving changes in compensation for our named executives, we prepare a tally sheet for each named executive. Tally sheets set forth the dollar amounts of all components of each named executive’s current compensation, including base salary, annual cash incentive compensation, long-term incentive compensation, retirement and savings plans, health and welfare programs and other executive benefits. Tally sheets also quantify the potential payments to our named executives in the event of retirement and termination following a change in control.

Tally sheets allow the Compensation Committee and management to assess how a change in the amount of each compensation component affects each named executive’s total compensation and to provide overall perspective on each named executive’s total compensation. Based upon its most recent review, the Compensation Committee determined that total compensation, in the aggregate, for each of our named executives is consistent with the Compensation Committee’s expectations. The Compensation Committee did not increase or decrease the amount of compensation of our named executives solely based upon the review of tally sheets.

Stock Ownership Guidelines.

We have established minimum stock ownership requirements for our non-management directors and executives to encourage meaningful stock ownership in Sherwin-Williams. We require each director who has served on the Board for at least five years to own shares of our stock equal in value to a minimum of seven times the annual Board cash retainer. We also require each executive who has served in such capacity for at least five years to own shares of stock equal in value to a multiple of his or her base salary. Minimum ownership requirements are six times for our CEO and three times for our other named executives. For purposes of meeting this requirement, each equivalent share of stock held under our benefit plans and each time-based RSU is considered a share of stock. Stock options and performance-based RSUs are not considered toward meeting the requirement.

The Compensation Committee reviews shareholdings on an annual basis to determine whether our non-management directors and executives are meeting these requirements. At December 31, 2017, our CEO held shares equal in value to 35 times and our other named executives held shares equal in value to an average of 19 times their respective base salaries. All non-management directors and named executives have either met the guidelines or are expected to meet the guidelines within the prescribed time frames.

Anti-Hedging and Anti-Pledging Policy.

Directors, executives (including our named executives) and other employees may not engage in hedging transactions related to our securities through various financial instruments (such as prepaid variable forwards, equity swaps, collars and exchange funds), may not engage in short sales, and may not purchase or sell put options, call options or other such derivative securities. In addition, directors and executives may not hold our securities in margin accounts or otherwise pledge our securities as collateral for a loan.

Retirement Plans and Other Benefits.

We provide our named executives with various tax-qualified and nonqualified retirement and savings plans, health and welfare programs and other executive benefits. We annually review these programs in connection with our review of the overall compensation packages of our named executives and tally sheets. Additional information about our retirement and savings plans is set forth in the executive compensation tables and the accompanying narrative discussion.

Other executive benefits include an annual physical exam and executive life insurance and executive long-term disability plans. These plans are designed to provide our named executives with benefits greater than those available to our other employees due generally to benefit limitations within our broad-based programs. The life insurance plan was frozen to new participants beginning in January 2008. The 2017 amounts for these benefits are set forth in a footnote to the “All Other Compensation” column of the Summary Compensation Table.

Clawback and Recapture Policy.

We have a policy allowing Sherwin-Williams to recapture or “clawback” incentive compensation paid or payable to our named executives and other key employees in the event of a financial restatement. Information about our policy is included under the heading “Corporate Governance — Clawback and Recapture Policy.”

Change in Control Agreements.

To ensure continuity and the continued dedication of our executives during any period of uncertainty caused by the possible threat of a takeover, we entered into change in control severance pay agreements with our executives, including each of our named executives. Given the heightened focus on change in control agreements, the Compensation Committee engaged its compensation consultant in 2015 to compare our change in control severance pay agreements to prevailing market practices. Based upon such review, the Compensation Committee believes that the material terms of the severance agreements are generally in line with market practices.

Potential cash severance payments are based upon a multiplier of base salary and annual cash incentive pay. These severance pay agreements have not been a significant factor in setting compensation levels and have not affected the Compensation Committee’s decisions with respect to compensation components. Additional information regarding the severance agreements, including the estimated amounts payable to each named executive, is set forth under the heading “Potential Payments upon Termination or Change in Control.”

Policy Concerning Future Severance Agreements.

We have a policy that provides we will not enter into any future severance agreements (including material amendments of existing agreements) with a senior executive providing for cash severance payments exceeding 2.99 times base salary and bonus without shareholder approval or ratification. For purposes of this calculation, cash severance payments do not include the acceleration of equity-based awards, vacation pay, retirement benefits, health continuation coverage and outplacement services. In addition, the policy provides that future executive severance agreements will not include any tax gross-up payments.

Key Employee Separation Plan.

Effective January 1, 2018, the Compensation Committee approved the adoption of the Key Employee Separation Plan (the Separation Plan), in which each named executive participates. Under the Separation Plan, the named executives are entitled, subject to execution and non-revocation of a release of claims, to certain severance payments and benefits in the event their employment is involuntarily terminated by Sherwin-Williams for reasons other than cause, death or disability, including: (a) a cash severance amount equal to a factor (two, in the case of Mr. Morikis, and one and one-half, in the case of each of Messrs. Mistysyn and Baxter) multiplied against such participant’s annual base salary plus target annual incentive bonus for the year of termination; (b) a pro-rata annual incentive bonus based on the portion of the year the executive was employed with Sherwin-Williams and its subsidiaries (and subject to the attainment of the applicable performance goals); (c) continuation of medical and dental coverage benefits until the earlier of: (i) reaching the age of 65, (ii) the date similar benefits are provided by another employer and (iii) the expiration of the otherwise applicable COBRA continuation period; (d) reasonable outplacement assistance for expenses actually incurred as approved by Sherwin-Williams; and (e) continued vesting of equity awards (two years, in the case of Mr. Morikis, and 18 months, in the case of each of Messrs. Mistysyn and Baxter), with performance-based equity awards continuing to be subject to the attainment of the applicable performance goals. Messrs. Hennessey and Davisson voluntarily retired from Sherwin-Williams and thus are not entitled to any payments or benefits under the Separation Plan.

Tax and Accounting Considerations.

From time to time, we review the accounting and tax laws, rules and regulations that may affect our compensation programs. However, tax and accounting considerations have not significantly impacted the compensation programs we offer our executives.

Section 162(m) of the Code generally disallows a federal income tax deduction to publicly-traded companies for compensation in excess of $1 million per year paid to an individual who served as the company’s chief executive officer or chief financial officer at any time during the year, or was one of the company’s three other most highly compensated executive officers for the year. The $1 million deduction limit does not apply to compensation that satisfies the requirements for qualified performance-based compensation under Section 162(m) for remuneration provided pursuant to a written binding contract that was in effect on November 2, 2017 and not modified in any material respect on or after such date.

The Compensation Committee believes that the Section 162(m)-related tax deduction is only one of several relevant considerations in setting compensation. The Compensation Committee also believes that the Section 162(m) tax deduction limitation should not be permitted to compromise its ability to design and maintain executive compensation arrangements that, among other things, are intended to attract, retain and motivate talented, high-performing people. As a result, the Compensation Committee retains the flexibility to provide compensation it determines to be in the best interests of Sherwin-Williams and its shareholders even if that compensation is ultimately not deductible for tax purposes. Moreover, even if we intended to grant compensation that qualified as performance-based compensation for purposes of Section 162(m) prior to the repeal of the performance-based exception under the Tax Cuts and Jobs Act, we cannot guarantee that such compensation will so qualify or will ultimately be deductible by us.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of our Chairman, President and Chief Executive Officer, our Senior Vice President – Finance and Chief Financial Officer and our other three highest paid executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
J. G. Morikis	2017	1,142,313	-0-	5,042,504	4,109,591	2,730,000	-0-	488,786	13,513,194
Chairman, President and	2016	1,095,795	-0-	3,399,264	2,569,993	2,291,000	-0-	291,756	9,647,808
Chief Executive Officer	2015	877,054	-0-	1,715,340	2,234,465	913,000	-0-	270,540	6,010,399
A. J. Mistysyn	2017	600,002	-0-	878,969	757,237	849,000	-0-	116,454	3,201,662
Senior Vice President –
Finance and
Chief Financial Officer*
S. P. Hennessy	2017	684,658	-0-	1,249,061	804,565	969,000	-0-	241,950	3,949,234
Senior Vice President –	2016	681,589	-0-	1,042,956	685,008	844,000	-0-	233,329	3,486,882
Corporate Planning,	2015	661,490	-0-	1,286,505	677,417	688,000	-0-	251,188	3,564,600
Development and Administration
R. J. Davisson	2017	630,296	-0-	971,492	757,237	789,000	-0-	194,858	3,342,883
President,	2016	611,936	-0-	811,188	544,120	794,000	-0-	159,740	2,920,984
The Americas Group	2015	586,214	-0-	900,554	510,590	506,000	-0-	156,109	2,659,467
J. D. Baxter	2017	543,571	-0-	647,661	512,713	674,000	-0-	169,356	2,547,301
President & General
Manager, Global Supply
Chain Division*

*	Compensation information for Messrs. Mistysyn and Baxter is not shown for 2015 and 2016 because they were not named executive officers during those years.

[1]	These values reflect shares of restricted stock units (RSUs) granted to our named executives. The value is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. This valuation method values the award assuming target level of performance based on the fair market value of our common stock (the average of the highest and lowest reported sale prices) on the grant date.

The following table sets forth the aggregate grant date fair value for the RSUs reflected in this column assuming the highest level of performance conditions will be achieved.

	2017	2016	2015
J. G. Morikis	$10,085,007	$6,798,528	$2,858,900
A. J. Mistysyn	1,757,937	—	—
S. P. Hennessy	2,498,121	2,085,912	2,144,175
R. J. Davisson	1,942,983	1,622,376	1,500,923
J. D. Baxter	1,295,322	—	—

[2]	These values reflect stock options granted to our named executives. The value of stock options is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. The values were calculated using a Black-Scholes option pricing model with the following weighted-average assumptions. Additional information used in estimating the fair value of these options are set forth in Note 12 to our consolidated financial statements included in our 2017 Annual Report.

	2017	2016	2015
Risk-free interest rate	1.97%	1.24%	1.37%
Expected life of options	5.05 years	5.05 years	5.05 years
Expected dividend yield of stock	0.85%	1.06%	1.13%
Expected volatility of stock	0.213	0.212	0.245

[3]	The amounts for 2017 include compensation under the following plans and programs.

	J. G. Morikis	A. J. Mistysyn	S. P. Hennessy	R. J. Davisson	J. D. Baxter
Pension Investment Plan	$ 15,900	$ 10,600	$ 15,900	$ 15,900	$ 13,250
Employee Stock Purchase Plan	16,200	16,200	16,200	16,200	16,200
Deferred Compensation Savings Plan	379,482	67,419	151,039	138,473	92,762
Executive Life Insurance Plan	49,430	13,273	41,900	16,225	33,573
Executive Disability Income Plan	5,452	2,962	5,225	4,875	2,952
Charitable Matching Gifts	7,500	3,000	-0-	-0-	5,250
Perquisites	14,822	3,000	11,686	3,185	5,369

TOTAL	$488,786	$116,454	$241,950	$194,858	$169,356

•	Pension Investment Plan — company contributions under our Salaried Employees’ Revised Pension Investment Plan, a tax-qualified defined contribution plan.

•	Employee Stock Purchase and Savings Plan — company matching contributions under our ESPP, a tax-qualified 401(k) plan.

•	Deferred Compensation Savings Plan — company contributions under our 2005 Deferred Compensation Savings and Pension Equalization Plan.

•	Executive Life Insurance Plan — the dollar value of non-compensatory split-dollar life insurance benefits under our Executive Life Insurance Plan. This plan was frozen to new participants beginning in January 2008.

•	Executive Disability Income Plan — company payments for premiums under our Executive Disability Income Plan.

•	Charitable Matching Gifts — company charitable matching contributions under our matching gifts program.

•	Perquisites — the incremental cost of perquisites consisting of (a) $3,000 for an annual executive physical exam for each of Messrs. Morikis, Mistysyn and Hennessy and (b) $11,822, $8,686, $3,185 and $5,369 for Messrs. Morikis, Hennessy, Davisson and Baxter, respectively, for personal use of corporate aircraft.

Under our executive travel policy, the Board strongly recommends that our CEO use corporate aircraft at all times when he is traveling, whether for business or personal reasons. Our CEO has the authority to authorize the personal use of corporate aircraft by the other members of senior management. We believe this policy is similar to the policies of many other large public companies. The incremental cost of personal use of corporate aircraft is determined based upon the variable operating costs of the aircraft, which includes fuel costs, maintenance and repair costs, landing fees, engine reserve fees, catering costs and travel costs for the pilots. The incremental cost includes the cost of “deadhead” flights, which are return or pick-up flights without passengers flown. An average hourly rate is calculated by dividing the total variable operating costs for the year by the number of hours the aircraft is flown. The average hourly rate is then multiplied by the number of hours of the executive’s personal use to derive the total incremental cost. Fixed operating costs, such as pilot salaries, depreciation and insurance, that do not change based upon usage are not included. To the extent any use of corporate aircraft results in imputed income to the executive, we do not provide tax gross-ups on such income.

Narrative Information Regarding the Summary Compensation Table.

Salary.    The salary amounts disclosed in the table are the amounts of base salary earned by our named executives during the indicated year. For 2017, salaries earned by our named executives accounted for the following percentages of their total compensation set forth in the table: Mr. Morikis (8.5%), Mr. Mistysyn (18.7%), Mr. Hennessy (17.3%), Mr. Davisson (18.9%) and Mr. Baxter (21.3%).

Salaried Employees’ Revised Pension Investment Plan.    Our Salaried Employees’ Revised Pension Investment Plan is a tax-qualified money purchase pension plan that provides eligible U.S. salaried employees with a company contribution based on an age and service formula. All of our named executives participate in this plan on the same terms as other eligible employees.

Employee Stock Purchase and Savings Plan.    We provide all of our eligible U.S. salaried employees the opportunity to participate in our ESPP, a tax-qualified 401(k) plan. Under this plan, participants may contribute a percentage of their compensation on a pre-tax or after-tax basis and receive company matching contributions. Our named executives participate in this plan on the same terms as other eligible employees.

2005 Deferred Compensation Savings and Pension Equalization Plan.    Our Deferred Compensation Savings Plan is an unfunded nonqualified plan that provides participating employees with the employer contributions the employees would have received under our qualified retirement plans, but for federal tax limitations. We do not pay guaranteed, above-market or preferential interest or earnings on amounts deferred under this plan. Our executives became eligible to participate in this plan effective January 1, 2010. Information about this plan is set forth in the 2017 Nonqualified Deferred Compensation Table and the accompanying narrative discussion.

In addition, we purchase tickets to sporting and cultural events for business purposes. If not used for business purposes, the tickets are made available to our executives and other employees for personal use. There is no incremental cost to Sherwin-Williams for providing these individual tickets to employees.

2017 GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information regarding the grants of annual cash incentive compensation, stock options and performance-based RSUs during 2017 to our named executives.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards($)(5)
Name/Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. G. Morikis
Cash Incentive	02/14/2017	-0-	1,542,122	3,084,245
RSUs – EPS Metric	02/14/2017				2,725	10,900	21,800			3,361,669
RSUs – RONAE Metric	02/14/2017				1,363	5,450	10,900			1,680,835
Stock Options	10/18/2017							52,100	383.92	4,109,591
A. J. Mistysyn
Cash Incentive	02/14/2017	-0-	480,002	960,003
RSUs – EPS Metric	02/14/2017				475	1,900	3,800			585,979
RSUs – RONAE Metric	02/14/2017				238	950	1,900			292,990
Stock Options	10/18/2017							9,600	383.92	757,237
S. P. Hennessy
Cash Incentive	02/14/2017	-0-	547,726	1,095,453
RSUs – EPS Metric	02/14/2017				675	2,700	5,400			832,707
RSUs – RONAE Metric	02/14/2017				338	1,350	2,700			416,354
Stock Options	10/18/2017							10,200	383.92	804,565
R. J. Davisson
Cash Incentive	02/14/2017	-0-	504,237	1,008,473
RSUs – EPS Metric	02/14/2017				525	2,100	4,200			647,661
RSUs – RONAE Metric	02/14/2017				263	1,050	2,100			323,831
Stock Options	10/18/2017							9,600	383.92	757,237
J. D. Baxter
Cash Incentive	02/14/2017	-0-	380,500	760,999
RSUs – EPS Metric	02/14/2017				350	1,400	2,800			431,774
RSUs – RONAE Metric	02/14/2017				175	700	1,400			215,887
Stock Options	10/18/2017							6,500	383.92	512,713

[1]	These amounts reflect the threshold, target and maximum annual cash incentive compensation amounts that could have been earned during 2017 based upon the achievement of annual performance goals under our 2007 Executive Annual Performance Bonus Plan. The amounts of annual cash incentive compensation earned in 2017 by our named executives have been determined and were paid in February 2018. The amounts paid are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

[2]	These amounts reflect the threshold, target and maximum number of performance-based RSUs granted on February 14, 2017 under our 2006 Equity and Performance Incentive Plan. The number of RSUs that will ultimately vest in February 2020 is based upon the achievement of the EPS and RONAE performance metrics over the 2017 – 2019 performance period.

[3]	These amounts reflect the number of stock options granted on October 18, 2017 under our 2006 Equity and Performance Incentive Plan. These stock options vest at the rate of one-third per year on the first, second and third anniversary dates of the grant and expire on October 17, 2027.

[4]	The exercise price equals the average of the highest and lowest sale prices of our common stock on the grant date, October 18, 2017. The closing price of our common stock on the grant date was $384.09.

[5]	The value of performance-based RSUs is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. This valuation method values the award assuming target level of performance based on the fair market value of our common stock (the average of the highest and lowest reported sale prices) on the grant date.

The value of stock options is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. The values were calculated using a Black-Scholes option pricing model. The assumptions used in this model are set forth in footnote 2 of the Summary Compensation Table.

Narrative Information Regarding the 2017 Grants of Plan-Based Awards Table.

Non-Equity Incentive Plan Awards.    The non-equity incentive plan awards set forth in the table reflect annual cash incentive compensation that could have been earned by our named executives during 2017 under our 2007 Executive Annual Performance Bonus Plan, based upon the accomplishment of financial and operating performance goals. More information is set forth under the heading “Annual Cash Incentive Compensation” in the Compensation Discussion and Analysis.

RSUs.    During 2017, we granted performance-based RSUs pursuant to our 2006 Equity and Performance Incentive Plan. Our 2017 performance-based RSU awards consisted of two grants of performance-based RSUs — one grant with EPS as the performance metric and one grant with RONAE as the performance metric. We include more information about our RSU program under the heading “Long-Term Equity Incentive Compensation” in the Compensation Discussion and Analysis.

The threshold amounts for the performance-based RSUs set forth in the table correspond to 25% of the target number of RSUs vesting, which is the number of performance-based RSUs that will vest for the specified minimum level of performance. The maximum amounts set forth in the table reflect a number of performance-based RSUs equal to two times the target (and, correspondingly, the setting of above-target goals higher, making achievement of the goals more difficult to attain) to provide an incentive for above-target performance.

The payment of dividend equivalents on unvested shares of performance-based RSUs is deferred, and dividend equivalents are paid only if and to the extent the RSUs vest based on the achievement of the financial performance goals. Dividend equivalents are paid at the same rate as dividends on Sherwin-Williams common stock are paid to our shareholders. During 2017, the quarterly dividend rate was $0.85 per share. In February 2018, the Board of Directors announced an increase in the quarterly dividend rate to $0.86 per share payable on March 9, 2018.

Stock Options.    We grant stock options pursuant to our 2006 Equity and Performance Incentive Plan. Stock options vest at the rate of one-third per year on the first, second and third anniversary dates of the grant and have a term of ten years.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017 TABLE

The following table sets forth information regarding the number of unexercised stock options and the number and value of unvested RSUs outstanding at December 31, 2017 for our named executives.

	Option Awards					Stock Awards
Name	Option Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
J. G. Morikis	10/16/2013	21,446	-0-	180.46	10/15/2023	2,000	(3)	820,080	26,400	(5)	10,825,056
	10/22/2014	16,661	-0-	227.73	10/21/2024	8,000	(4)	3,280,320	32,700	(6)	13,408,308
	10/16/2015	29,467	14,733	239.55	10/15/2025
	10/18/2016	17,634	35,266	270.12	10/17/2026
	10/18/2017	-0-	52,100	383.92	10/17/2027
A. J. Mistysyn	10/16/2013	613	-0-	180.46	10/15/2023	350	(3)	143,514	1,800	(5)	738,072
	10/22/2014	2,700	-0-	227.73	10/21/2024	1,400	(4)	574,056	5,700	(6)	2,337,228
	10/16/2015	2,000	1,000	239.55	10/15/2025
	10/24/2016	3,400	6,800	277.65	10/23/2026
	10/18/2017	-0-	9,600	383.92	10/17/2027
S. P. Hennessy	10/16/2013	14,446	-0-	180.46	10/15/2023	1,500	(3)	615,060	8,100	(5)	3,321,324
	10/22/2014	12,161	-0-	227.73	10/21/2024	6,000	(4)	2,460,240	8,100	(6)	3,321,324
	10/16/2015	8,934	4,466	239.55	10/15/2025
	10/18/2016	4,700	9,400	270.12	10/17/2026
	10/18/2017	-0-	10,200	383.92	10/17/2027
R. J. Davisson	10/16/2015	6,734	3,366	239.55	10/15/2025	1,050	(3)	430,542	6,300	(5)	2,583,252
	10/18/2016	3,734	7,466	270.12	10/17/2026	4,200	(4)	1,722,168	6,300	(6)	2,583,252
	10/18/2017	-0-	9,600	383.92	10/17/2027
J. D. Baxter	10/22/2014	5,661	-0-	227.73	10/21/2024	725	(3)	297,279	4,200	(5)	1,722,168
	10/16/2015	4,334	2,166	239.55	10/15/2025	2,900	(4)	1,189,116	4,200	(6)	1,722,168
	10/18/2016	2,400	4,800	270.12	10/17/2026
	10/18/2017	-0-	6,500	383.92	10/17/2027

[1]	Options vest at the rate of one-third per year on the first, second and third anniversary dates of the grant.

[2]	These values equal the number of RSUs indicated multiplied by the closing price of our common stock ($410.04) on December 29, 2017.

[3]	Time-based RSUs vested in February 2018.

[4]	157% of the target number of these performance-based RSUs vested in February 2018 based upon the achievement of the performance goal for the three-year performance period that ended on December 31, 2017. The number and value of these RSUs reflect the maximum level of performance.

[5]	Performance-based RSUs vest in February 2019 on the date the Compensation Committee determines the level of achievement of the performance goals. The number and value of these RSUs reflect the maximum level of performance.

[6]	Performance-based RSUs vest in February 2020 on the date the Compensation Committee determines the level of achievement of the performance goals. The number and value of these RSUs reflect the maximum level of performance.

2017 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information regarding the number and value of stock options exercised and restricted stock vested during 2017 for our named executives.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
J. G. Morikis	439	69,902	11,500	3,580,755
A. J. Mistysyn	1,201	267,020	1,750	544,898
S. P. Hennessy	993	152,739	8,000	2,490,960
R. J. Davisson	24,300	3,827,826	5,500	1,712,535
J. D. Baxter	6,385	1,011,381	3,250	1,011,953

[1]	The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the market price of our common stock. The market price is equal to the average of the highest and lowest reported sale prices of our common stock on the date of exercise.

[2]	The value realized on the vesting of restricted stock is equal to the number of shares of restricted stock vested multiplied by the market price of our common stock. The market price is equal to the average of the highest and lowest reported sale prices of our common stock on the vesting date.

2017 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth information for 2017 relating to our 2005 Deferred Compensation Savings and Pension Equalization Plan.

	Executive Contributions in Last	Registrant Contributions in Last	Aggregate Earnings/(Losses) in Last	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	FY ($)	FY ($)(1)	FY ($)(2)	($)	($)(3)
J. G. Morikis	-0-	379,482	163,009	-0-	1,832,544
A. J. Mistysyn	-0-	67,419	123,948	-0-	568,308
S. P. Hennessy	-0-	151,039	156,508	-0-	1,319,596
R. J. Davisson	-0-	138,473	58,155	-0-	755,573
J. D. Baxter	-0-	92,762	33,667	-0-	801,660

[1]	These amounts represent company contributions for each named executive. These amounts are also reported in the “All Other Compensation” column of the Summary Compensation Table.

[2]	These amounts include earnings/(losses), dividends and interest provided on account balances, including the change in value of the underlying investments in which our named executives are deemed to be invested. These amounts are not reported in the Summary Compensation Table.

[3]	These amounts represent each named executive’s aggregate account balance at December 31, 2017. The amounts include company contributions, which are also reported in the “All Other Compensation” column of the Summary Compensation Table. The table below sets forth the portion of these aggregate account balances that were reported as compensation in the Summary Compensation Table for 2015, 2016 and 2017.

Name	Amount Previously Reported ($)
J. G. Morikis	768,356
A. J. Mistysyn	67,419
S. P. Hennessy	424,194
R. J. Davisson	345,808
J. D. Baxter	92,762

Material Features of Our Deferred Compensation Savings Plan.

Our 2005 Deferred Compensation Savings and Pension Equalization Plan is an unfunded nonqualified deferred compensation plan that provides eligible participants with company-only contributions that a participant would have otherwise received under our qualified retirement plans, but for certain federal tax limitations.

There are two benefit components to the deferred compensation savings portion of the plan. The benefit payable under the first component is the company matching contribution under our ESPP (a 401(k) plan) that participants would have otherwise received, but for the limitations under Sections 401(a)(17) and 415 of the Code. All of our named executives participated in this component of the plan during 2017.

The second component is the company contribution provided under our Salaried Employees’ Revised Pension Investment Plan. The benefit payable under this second component is the company contribution that participants would have otherwise received, but for the limitations under Sections 401(a)(17) and 415 of the Code. All of our named executives participated in this component of the plan during 2017.

All company contributions provided under these two components are credited in the form of units and accrue earnings in accordance with the hypothetical investment options selected by the participant. The investment options contained in the plan are the same investment options provided to participants in our qualified retirement plans. We do not pay guaranteed, above-market or preferential interest or earnings on amounts deferred. Participant account balances will be distributed in a lump sum upon death, disability or a separation of service, unless otherwise timely elected, in equal annual installments not to exceed fifteen years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following information and table set forth the amounts of payments to each of our named executives in the event of a termination of employment as a result of retirement, involuntary termination, death, disability, voluntary termination (not for cause), termination for cause and termination following a change in control. The information and amounts shown in the table assume that each named executive was terminated on December 31, 2017.

We do not have employment agreements with any of our named executives and, on December 31, 2017, did not have a formal severance policy or arrangement that would have provided for payments to a named executive in the event of a termination of employment (other than with respect to a termination of employment following a change in control as described below). Prior to January 1, 2018, the Compensation Committee had sole discretion to determine the amount, if any, of severance payments and benefits that would be offered to a named executive in the event of termination. The amounts shown in the table and the accompanying narrative discussion do not include the application of the Separation Plan, which was effective January 1, 2018.

Assumptions and General Principles.

The following assumptions and general principles apply with respect to the following table and any termination of employment of a named executive.

•	The table reflects amounts earned at December 31, 2017 and includes estimates of amounts that would be paid to the named executive upon the occurrence of a termination or change in control. The actual amounts to be paid to a named executive can only be determined at the time of the termination or change in control.

•	A named executive is entitled to receive amounts earned during his term of employment regardless of the manner in which the named executive’s employment is terminated. These amounts include base salary, unused vacation pay and annual cash incentive compensation. These amounts are not shown in the table, except for potential prorated annual cash incentive compensation as described below.

•	A named executive must be employed on December 31st to be entitled to receive annual cash incentive compensation pursuant to our 2007 Executive Annual Performance Bonus Plan. In the event a termination occurs on a date other than December 31st, the Compensation Committee has discretion to award the named executive an annual cash incentive compensation payment. Typically, this payment would approximate a prorated amount of the payment the named executive would have received under the plan and takes into consideration the named executive’s performance and contributions to achieving the performance goals under the plan to the date of termination. These annual cash incentive payments have not typically been awarded in the event of a voluntary termination or a termination for cause.

Because we assumed a December 31, 2017 termination date, each of our named executives would have been entitled to receive the annual cash incentive compensation payment earned under the plan for 2017. Therefore, the amount set forth in the table for prorated annual cash incentive compensation is the actual annual incentive compensation earned by each named executive during 2017. This amount is also the amount set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

•	Our 2006 Equity and Performance Incentive Plan includes a “double-trigger” acceleration provision with respect to the vesting of equity awards (granted after our 2010 Annual Meeting) in connection with a change in control. Please refer to the information set forth below under the heading “Change in Control” for a more detailed explanation of the treatment of equity awards under our equity plan in the event of a change in control.

•	A named executive may exercise any stock options that are exercisable prior to the date of termination and is entitled to receive shares of common stock with respect to any RSUs for which the vesting period has expired prior to the date of termination. The number of shares to be received by a named executive will be determined by the Compensation Committee pursuant to the applicable plan. Any payments related to these stock options and RSUs are not included in the table because they are not severance payments.

•	A named executive will be entitled to receive all amounts accrued and vested under our retirement and savings programs, including our ESPP and any pension plans and deferred compensation plans in which the named executive participates. These amounts will be determined and paid in accordance with the applicable plan and are not included in the table because they are not severance payments.

•	The amounts shown in the table for excise taxes payable as a result of a change in control is an estimate for proxy disclosure purposes only. Payments on an actual change in control may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing stock options, changes in compensation, reasonable compensation analysis and the value of the covenant not to compete.

Retirement.

A named executive is eligible to elect retirement upon satisfying the criteria for retirement (age 65, age 55 – 59 with at least 20 years of vesting service or age 60 or older if the combination of age and years of vesting service equal at least 75). In the event of retirement, all outstanding stock options will continue to vest in accordance with their terms, and all outstanding RSUs will continue to vest as if the named executive had continued employment throughout the restriction period.

At December 31, 2017, Messrs. Hennessy, Davisson and Baxter were eligible for retirement.

Involuntary Termination.

In the event of an involuntary termination not for cause, the Compensation Committee had the sole discretion to determine the amount, if any, of severance payments and benefits that would have been offered to a named executive prior to January 1, 2018. In making this determination, the Compensation Committee had the discretion to consider a number of factors, including the reasons for the termination, the named executive’s tenure and performance, the named executive’s personal circumstances and the amount of severance payments, if any, generally offered to executives at other companies in similar positions. Because we do not have sufficient experience with involuntary terminations of executives in the positions of our named executives, we cannot reasonably estimate the amount or range of amounts of severance payments and benefits that would have been offered to our named executives. Therefore, these amounts are not included in the table.

Death and Disability.

In the event of the death or disability of a named executive, all outstanding stock options will immediately vest and become exercisable. With respect to RSUs, (a) all time-based RSUs will immediately vest and (b) the greater of (i) 100% of the target performance-based RSUs and (ii) the vesting percentage of the target performance-based RSUs based on the actual results of the performance metric measured as of the end of the last completed fiscal quarter preceding the date of the named executive’s death or disability and the projected forecast of the performance metric over the remaining restriction period, will immediately vest. The amounts shown in the table for stock options reflect the difference between the average of the high and low market prices of our common stock ($412.55) on December 29, 2017 and the exercise price for each option for which vesting accelerated. The amounts shown in the table for RSUs reflect the number of RSUs for which the vesting accelerated multiplied by the average of the high and low market prices of our common stock ($412.55) on December 29, 2017.

In addition, each named executive participates in our executive life insurance plan. Under our executive life insurance plan, the beneficiary of a named executive is entitled to receive a death benefit based upon the following formulas: (a) if the event occurs prior to age 62, then the death benefit will equal 4 times (for Messrs. Morikis, Mistysyn, Hennessy and Davisson) or 3.5 times (for Mr. Baxter) the named executive’s base salary; (b) if the event occurs on or after age 62 and before age 65, then the death benefit will equal 4 times (for Messrs. Morikis, Mistysyn, Hennessy and Davisson) or 3.5 times (for Mr. Baxter) the named executive’s base salary at age 62; and (c) if the event occurs at age 65 or older, then the death benefit will equal 2.5 times (for Messrs. Morikis, Mistysyn, Hennessy and Davisson) or 2 times (for Mr. Baxter) the named executive’s base salary at age 62. All such named executives were less than 62 years of age on December 31, 2017. This plan was frozen to new participants beginning in January 2008.

Each named executive also participates in one of two executive long-term disability plans. The original plan was frozen to new participants effective January 1, 2008. Upon the occurrence of a disability under the frozen plan, a covered named executive will receive an annual benefit equal to 60% of base salary until the earliest of: (a) age 65; (b) recovery from the disability; (c) the date the named executive begins receiving retirement plan benefits; and (d) death. The second plan was adopted as of January 1, 2013 to cover executives not otherwise eligible for the original frozen plan and provides substantially similar benefits, subject to a benefit cap of $35,000 per month, until the earliest of Social Security normal retirement age (or, if age 60 or older at the time of disability, a period of 12 – 60 months depending on the executive’s age), recovery from the disability or death. During 2017, none of our named executives participated in the plan adopted in 2013. The amounts set forth in the table reflect the amount of the first annual payment (60% multiplied by the named executive’s current base salary) under the plans.

Voluntary Termination and Termination for Cause.

A named executive is not entitled to receive any additional forms of severance payments or benefits upon his voluntary decision to terminate employment with Sherwin-Williams prior to being eligible for retirement or upon termination for cause.

Change in Control.

At our 2010 Annual Meeting, our 2006 Equity and Performance Incentive Plan was amended to include a “double-trigger” acceleration provision with respect to the vesting of equity awards (granted after our 2010 Annual Meeting) in connection with a change in control. Upon a change in control, awards that are assumed by the surviving entity will continue to vest and become exercisable in accordance with their original terms unless, within three years after the change in control, the participant’s employment is terminated other than for cause or the participant terminates his or her employment for good reason. If a participant’s employment is terminated under either of those circumstances, his or her outstanding awards will vest in accordance with the terms of the award. Awards that are not assumed by the surviving entity will immediately vest and become exercisable in full.

For equity awards granted prior to our 2010 Annual Meeting, upon the occurrence of a change in control, all outstanding stock options will immediately vest and become exercisable for all participants under the applicable stock plans, including our named executives. Because all equity awards granted prior to our 2010 Annual Meeting have already fully vested, no amounts are shown in the table for such awards. The amounts set forth in the table assume that in the event of a change in control without a termination of employment, all outstanding stock options and RSUs granted after our 2010 Annual Meeting will be assumed by the surviving entity and will continue to vest and become exercisable in accordance with their original terms.

The amounts shown in the table for stock options reflect the difference between the average of the high and low market prices of our common stock ($412.55) on December 29, 2017 and the exercise price for each option for which vesting accelerated. The amounts shown in the table for RSUs reflect the number of RSUs for which vesting accelerated multiplied by the average of the high and low market prices of our common stock ($412.55) on December 29, 2017.

We also entered into change in control severance agreements with each of our named executives. Forms of these agreements were filed as an exhibit to our Annual Report on Form 10-K.

In general, a change in control will be deemed to have occurred under our 2006 Equity and Performance Incentive Plan and the severance agreements if: (a) a person or group buys 30% or more of Sherwin-Williams common stock (excluding certain purchases by Sherwin-Williams or its benefit plans, purchases approved by Sherwin-Williams or in connection with certain “friendly” business transactions, and certain inadvertent purchases); (b) Sherwin-Williams experiences a turn-over (not approved by Sherwin-Williams) of more than half of its directors during a two-year period; (c) Sherwin-Williams closes a reorganization, merger, consolidation or significant sale of assets resulting in a substantial change in its ownership or leadership; or (d) Sherwin-Williams’ shareholders approve its liquidation or dissolution.

The severance agreements provide that upon a termination of employment following a change in control (other than upon a termination for cause or by reason of death or disability) or if the named executive terminates his employment in certain circumstances defined in the agreement which constitutes good reason, in addition to the accelerated vesting of stock options and RSUs described above, each will receive:

•	a lump sum severance payment in an amount equal to 3 times (with respect to Messrs. Morikis and Hennessy) or 2.5 times (with respect to Messrs. Mistysyn, Davisson and Baxter) the sum of (a) the named executive’s highest rate of base salary during the three-year period prior to termination and (b) an amount equal to the greater of (i) the average of the annual cash incentive compensation received by the named executive for each of the three years prior to the date of termination and (ii) the named executive’s target cash incentive compensation for the year in which the termination occurs;

•	a lump sum amount equal to the prorated portion of any annual cash incentive compensation earned by the named executive through the date of termination, assuming achievement of the target level of the performance goals;

•	eighteen months of continued health care benefits;

•	outplacement services in an amount not to exceed 10% of the named executive’s then-current base salary; and

•	(for each named executive except Mr. Mistysyn) an amount equal to the excise tax and taxes thereon charged, if any, to the named executive as a result of any change in control payments; provided, however, in the event the aggregate change in control payments do not exceed 115% of the amount, which would cause the excise tax to be assessed, the severance payments shall be reduced to a level, which would cause no excise tax to apply.

ESTIMATED PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

Event	J. G. Morikis	A. J. Mistysyn	S. P. Hennessy	R. J. Davisson	J. D. Baxter
Retirement
Prorated annual cash incentive compensation	N/A	N/A	$969,000	$789,000	$674,000

Total	$0	$0	$969,000	$789,000	$674,000
Involuntary Termination
Prorated annual cash incentive compensation	$2,730,000	$849,000	$969,000	$789,000	$674,000

Total	$2,730,000	$849,000	$969,000	$789,000	$674,000
Death
Prorated annual cash incentive compensation	$2,730,000	$849,000	$969,000	$789,000	$674,000
Accelerated stock options	$9,062,603	$1,365,038	$2,403,306	$1,920,395	$1,244,376
Accelerated RSUs	$14,665,974	$1,980,216	$5,198,067	$3,898,550	$2,629,974
Life insurance proceeds	$4,600,025	$2,100,007	$2,738,632	$2,215,966	$1,911,060

Total	$31,058,602	$6,294,261	$11,309,005	$8,823,911	$6,459,410
Disability
Prorated annual cash incentive compensation	$2,730,000	$849,000	$969,000	$789,000	$674,000
Accelerated stock options	$9,062,603	$1,365,038	$2,403,306	$1,920,395	$1,244,376
Accelerated RSUs	$14,665,974	$1,980,216	$5,198,067	$3,898,550	$2,629,974
Disability benefits	$690,004	$360,001	$410,795	$379,880	$327,610

Total	$27,148,581	$4,554,255	$8,981,168	$6,987,825	$4,875,960
Voluntary Termination and Termination for Cause
No payments	N/A	N/A	N/A	N/A	N/A

Total	$0	$0	$0	$0	$0
Change in Control with Termination
Prorated annual cash incentive compensation	$2,730,000	$849,000	$969,000	$789,000	$674,000
Accelerated stock options	$9,062,603	$1,365,038	$2,403,306	$1,920,395	$1,244,376
Accelerated RSUs	$14,665,974	$1,980,216	$5,198,067	$3,898,550	$2,629,974
Cash severance payment	$9,384,018	$2,700,009	$4,554,974	$3,323,665	$2,699,210
Continued health care benefits	$26,125	$26,125	$18,501	$26,125	$23,178
Outplacement services	$115,001	$60,000	$68,466	$63,313	$54,602
Excise tax	$0	N/A	$0	$0	$0

Total	$35,983,721	$6,980,388	$13,212,314	$10,021,048	$7,325,340

2017 CEO PAY RATIO

The SEC requires us to disclose the annual total compensation of each of John G. Morikis (our CEO) and our median employee, as well as the ratio of their respective annual total compensation to each other (in each case, with annual total compensation calculated in accordance with SEC rules applicable to the Summary Compensation Table). The values are as follows for 2017, our last completed fiscal year:

•	Mr. Morikis’ annual total compensation — $13,513,194

•	Our median employee’s annual total compensation — $41,827

•	Ratio of Mr. Morikis’ annual total compensation to our median employee’s annual total compensation — 323:1

Pay Ratio Methodology.

SEC rules allow us to select a methodology for identifying our median employee in a manner that is most appropriate based on our size, organizational structure and compensation plans, policies and procedures.

In determining our median employee, we chose November 1, 2017 as the determination date, which date is within the last three months of our last completed fiscal year. We selected this date to allow us sufficient time to identify the median employee given the global nature of our operations and the impact of the Valspar Transaction. As of this date, we employed 60,220 persons in 58 countries.

Consistent with SEC requirements, we reviewed our global employee population as of November 1, 2017 to prepare the pay ratio analysis. Our median employee was selected using total cash compensation (base salary, including overtime, and cash incentive compensation, where applicable), which was consistently applied across our entire global employee population for the trailing 12 months preceding November 1, 2017 (excluding our CEO). In determining our median employee, we did not use any of the exemptions permitted under SEC rules, and we included employees who joined Sherwin-Williams in connection with the Valspar Transaction and were employed with Sherwin-Williams on November 1, 2017. Similarly, we did not rely on any material assumptions, adjustments (e.g., cost-of-living adjustments) or estimates (e.g., statistical sampling) to identify our median employee or determine annual total compensation or any elements of annual total compensation for our median employee or Mr. Morikis.

Once we identified our median employee, we calculated such employee’s annual total compensation as described above for purposes of determining the ratio of Mr. Morikis’ annual total compensation to such employee’s annual total compensation.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued under our equity compensation plans at December 31, 2017.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	5,195,141	(1,2)	$204.33	6,041,092	(3)
Equity compensation plans not approved by security holders(4)	—		—	—

Total	5,195,141	(1,2)	$204.33	6,041,092	(3)

[1]	This amount represents 4,646,313 shares of common stock subject to outstanding stock options and 538,770 shares of common stock subject to outstanding RSUs under our 2006 Equity and Performance Incentive Plan; and 10,058 shares of common stock subject to outstanding RSUs under our 2006 Stock Plan for Nonemployee Directors.

[2]	At December 31, 2017, the 4,646,313 outstanding option rights had a weighted-average expected term of 6.28 years.

[3]	This amount includes 5,951,867 shares of common stock remaining available for future awards under our 2006 Equity and Performance Incentive Plan and 89,225 shares of common stock remaining available for future awards under our 2006 Stock Plan for Nonemployee Directors.

[4]	Does not include 28,534 shares of common stock subject to outstanding RSUs under The Valspar Corporation Amended and Restated 2015 Omnibus Equity Plan (the Valspar Plan). Pursuant to the merger agreement, certain RSUs granted under the Valspar Plan were converted into RSUs relating to Sherwin-Williams common stock. As of the closing of the Valspar Transaction, no further awards may be made under the Valspar Plan.

PROPOSAL 2 — ADVISORY APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVES

We are asking our shareholders to approve, on an advisory, non-binding basis, the compensation of the named executives as disclosed in this Proxy Statement pursuant to SEC rules. This annual vote is commonly known as “say-on-pay.” This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executives and our executive compensation program and practices described in this Proxy Statement.

We are focused on delivering sustained financial and operating results with the ultimate goal of creating and maximizing long-term value for our shareholders. We believe our executive compensation program has been thoughtfully and appropriately designed and managed to support our overall business goals and strategies, to drive sustained performance and to deliver superior shareholder returns.

Our objective is to ensure that our executive compensation program (a) be competitive by attracting, retaining and motivating talented and high-performing executives, (b) maintains a pay for performance philosophy with a significant percentage of executive pay tightly linked to company and business unit performance and (c) aligns the interests of our executives with those of our shareholders through significant stock ownership requirements and long-term stock incentive compensation that rewards our executives the way our shareholders are rewarded — through growth in the value of our stock. We believe our program achieves this objective.

The Compensation Discussion and Analysis describes our executive compensation program, including detailed information about how and why we make executive compensation decisions, and the decisions made relating to 2017 compensation. We include a list of our more significant executive compensation practices, which promote responsible pay and governance principles and alignment with shareholder interests, in the Executive Summary of the Compensation Discussion and Analysis.

Accordingly, the Board of Directors requests that you vote “for” the following resolution:

“RESOLVED, that Sherwin-Williams’ shareholders hereby approve, on an advisory basis, the compensation of the named executives as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement.”

Although this advisory vote on the compensation of the named executives is not binding on us, the Board and the Compensation Committee highly value the opinions of our shareholders. The results of this vote will provide information to the Compensation Committee about our executive compensation program, which the Compensation Committee will be able to consider in the future when making executive compensation decisions. At our 2017 Annual Meeting of Shareholders, our shareholders voted overwhelmingly in favor of continuing to hold annual advisory votes on the compensation of the named executives. Accordingly, we intend to hold this vote annually, with the next vote expected to occur at our 2019 Annual Meeting of Shareholders.

The Board of Directors unanimously recommends that you vote “FOR” Proposal 2 to approve, on an advisory basis, the compensation of the named executives.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation and oversight of our independent registered public accounting firm. The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2018. Ernst & Young has served as our independent auditor since 1908. Information regarding the services provided to us by Ernst & Young during 2016 and 2017 is set forth below under the heading entitled “Matters Relating to the Independent Registered Public Accounting Firm.”

At the Annual Meeting, our shareholders are being asked to ratify the appointment of Ernst & Young as our independent registered public accounting firm for 2018. The Audit Committee believes the continued retention of Ernst & Young as our independent registered public accounting firm for 2018 is in the best interests of the Company and our shareholders.

Although shareholder ratification is not required under the laws of the State of Ohio, we are submitting the appointment of Ernst & Young to our shareholders for ratification at the Annual Meeting as a matter of good corporate practice in order to provide a means by which our shareholders may communicate their opinion to the Audit Committee. If our shareholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines such a change would be in the best interests of the Company and our shareholders.

Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they wish and to respond to appropriate shareholder questions.

The Board of Directors unanimously recommends that you vote “FOR”

Proposal 3 to ratify the appointment of Ernst & Young LLP

as Sherwin-Williams’ independent registered public accounting firm.

MATTERS RELATING TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Ernst & Young LLP.

The following table sets forth the fees for services provided by Ernst & Young LLP during the fiscal years ended December 31, 2016 and December 31, 2017.

	2017	2016
Audit Fees	$8,625,000	$4,070,041
Audit-Related Fees	643,144	171,531
Tax Fees	2,741,000	628,175
All Other Fees	500,000	-0-

Total	$12,509,144	$4,869,747

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services. The increase in fees for 2017 is primarily due to services related to the Valspar Transaction.

Audit Fees.    These are fees for professional services rendered by Ernst & Young for the integrated audit of our annual consolidated financial statements and the effectiveness of internal control over financial reporting, the review of financial statements included in our Quarterly Reports on Form 10-Q, certain audits of foreign subsidiary financial statements required by local statutes and services that are typically rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    These are fees for assurance and related services rendered by Ernst & Young that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees. These services include employee benefit plan audits, consultation on accounting matters in foreign jurisdictions, due diligence related to mergers and acquisitions and consultation on financial accounting and reporting.

Tax Fees.    These are fees for professional services rendered by Ernst & Young with respect to tax compliance, tax advice and tax planning. These services include the review of certain tax returns, tax audit assistance in foreign jurisdictions and consulting on tax planning matters.

All Other Fees.    These are fees for other services rendered by Ernst & Young that do not meet the above category descriptions and are permissible under applicable laws and regulations.

Audit Committee Pre-Approval Policy.

The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for us by Ernst & Young prior to its engagement for such services. The Audit Committee has adopted a pre-approval policy pursuant to which the Audit Committee establishes detailed pre-approved categories of non-audit services that may be performed by Ernst & Young during the fiscal year, subject to dollar limitations set by the Audit Committee. The Audit Committee has also delegated to the chair of the Audit Committee the authority to pre-approve all audit and non-audit services when the entire Audit Committee is unable to pre-approve services. The chair reports to the Audit Committee at its next meeting all such services pre-approved since the last meeting.

None of the fees paid to Ernst & Young under the categories Audit-Related Fees, Tax Fees and All Other Fees were approved by the Audit Committee after the services were rendered pursuant to the de minimis exception established by the SEC.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as to each director and nominee, each named executive and all directors and executive officers as a group, information regarding the amount and nature of shares of our common stock beneficially owned at December 31, 2017. Unless otherwise noted, all of the directors, nominees and executive officers have sole voting and investment power over the shares of common stock listed or share voting and investment power with a spouse or child.

Name of Beneficial Owner	Shares of Common Stock(1)	Shares of Common Stock Acquirable within 60 days(2)	Percent of Common Stock Beneficially Owned
A. F. Anton	14,400	501	*
J. D. Baxter	22,623	13,120	*
R. J. Davisson	22,197	11,518	*
S. P. Hennessy	125,573	41,741	*
D. F. Hodnik	9,754	501	*
R. J. Kramer	6,296	501	*
S. J. Kropf	9,250	501	*
A. J. Mistysyn	23,160	9,063	*
J. G. Morikis	183,875	87,208	*
C. A. Poon	1,988	501	*
J. M. Stropki	10,330	501	*
M. H. Thaman	158	0	*
M. Thornton III	1,533	501	*
S. H. Wunning	1,828	335	*
All directors and executive officers as a group	518,917	219,764	*

*	Represents less than 1% of the total number of shares of common stock outstanding.

[1]	These amounts include shares of common stock held under plans offered by Sherwin-Williams for which the directors and executive officers have the right to direct the vote, including the following approximate number of shares held under our ESPP: Mr. Baxter (7,100), Mr. Davisson (8,567), Mr. Hennessy (19,458), Mr. Mistysyn (3,851), Mr. Morikis (17,738) and all executive officers as a group (62,407).

These amounts do not include the following approximate number of shares of shadow stock owned by directors under our Director Deferred Fee Plan: Mrs. Kropf (16,953). Under our Director Deferred Fee Plan, directors may defer payment of all or a portion of their director fees into a shadow stock account. Directors have no voting rights associated with shadow stock, and ownership of shadow stock does not result in any beneficial ownership of common stock.

[2]	For executive officers, these amounts include shares of common stock for which the executive officers have the right to acquire beneficial ownership, within sixty days from December 31, 2017, through the exercise of stock options and the vesting of time-based RSUs. For non-management directors, these amounts include the number of shares of common stock for which the directors have the right to acquire beneficial ownership, within sixty days from December 31, 2017, through the vesting of time-based RSUs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as to each beneficial owner known to us to own more than 5% of our common stock, information regarding shares owned by each at December 31, 2017.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
The Sherwin-Williams Company Employee Stock Purchase and Savings Plan 101 West Prospect Avenue Cleveland, Ohio 44115	10,033,576	(1)	10.7%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	5,585,972	(2)	6.0%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	6,861,273	(3)	7.3%

[1]	Shares of common stock owned pursuant to our ESPP are voted by the trustee in accordance with written instructions of plan participants. If no instructions are received by the trustee, the trustee votes such shares in the same proportion as it votes those shares for which it receives proper instructions.

[2]	Based on a Schedule 13G filed on January 23, 2018 by BlackRock, Inc. (BlackRock), BlackRock owned 5,585,972 shares of common stock at December 31, 2017. Of the total shares, BlackRock had sole voting power over 4,743,000 shares, sole dispositive power over all of the shares and shared voting power and shared dispositive power over none of the shares.

[3]	Based on a Schedule 13G filed on February 9, 2018 by The Vanguard Group (Vanguard), an investment adviser, Vanguard owned 6,861,273 shares of common stock at December 31, 2017. Of the total shares, Vanguard had sole dispositive power over 6,727,541 shares, shared dispositive power over 133,732 shares, sole voting power over 118,735 shares and shared voting power over 18,758 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of ownership and changes in ownership of our equity securities with the SEC. To our knowledge, based solely on information furnished to us and written representations by such persons, all of our directors and executive officers complied with their filing requirements in 2017. Due to an administrative oversight, an amendment to a previously-filed Form 3 was filed on behalf of Mr. Baxter on January 5, 2018 to correct the number of securities originally reported on a Form 3 dated February 17, 2016.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

As part of our Code of Conduct, directors and employees are expected to make business decisions and take actions based upon the best interests of Sherwin-Williams and not based upon personal relationships or benefits.

The Board recognizes that some transactions, arrangements and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written policy governing these transactions. This policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Sherwin-Williams was during the last fiscal year, is or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has or will have a direct or indirect material interest:

•	our directors, nominees for director or executive officers;

•	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The Nominating Committee is responsible for reviewing and approving these transactions.

In response to an annual questionnaire, directors, director nominees and executive officers are required to submit to the Nominating Committee a description of any current or proposed transaction and provide updates during the year. In addition, we will provide any similar information available with respect to any known transactions with beneficial owners of 5% or more of our voting securities. At each calendar year’s first regularly scheduled Nominating Committee meeting, management will provide information regarding transactions to be entered into by Sherwin-Williams for that calendar year.

If management becomes aware of any transactions subsequent to that meeting, such transactions may be presented for approval at the next meeting or, where it is not practicable or desirable to wait until the next meeting, to the chair of the Nominating Committee (who possesses delegated authority to act between meetings) subject to ratification by the Nominating Committee at its next meeting. In the event management becomes aware of any transaction that was not approved under the policy, management will present the transaction to the Nominating Committee for its action, which may include termination, amendment or ratification of the transaction.

The Nominating Committee (or the chair) will approve only those transactions that are in, or are not inconsistent with, the best interests of Sherwin-Williams and our shareholders, as is determined in good faith in accordance with its business judgment. In addition, the transaction must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

The Nominating Committee has reviewed and approved the following transaction. Christopher M. Connor retired from Sherwin-Williams as Executive Chairman on December 31, 2016 and as a director at our 2017 Annual Meeting. Mr. Connor’s son-in-law, Nicholas A. Reif, is employed by Sherwin-Williams as Corporate Counsel. Mr. Reif’s total compensation for 2017, consisting of salary, annual incentive compensation, equity grants and retirement benefits, was approximately $134,064. His compensation is consistent with our compensation practices and principles based upon his position, responsibility, experience, tenure and performance with Sherwin-Williams.

SHAREHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

Proposals to Be Included in the Proxy Statement.

Under SEC rules, shareholder proposals must be received at our principal executive offices, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary, on or before November 7, 2018 in order to be considered for inclusion in the proxy materials relating to the 2019 Annual Meeting. Upon timely receipt of any such proposal, we will determine whether to include such proposal in the proxy materials in accordance with applicable regulations governing the solicitation of proxies.

Proposals Not to Be Included in the Proxy Statement.

Under our Regulations, shareholders must follow certain procedures to nominate a person for election as a director or to introduce an item of business at an Annual Meeting, which is not intended to be included in our proxy materials. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an Annual Meeting must be timely submitted in writing to us at our principal executive offices, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary.

To be timely, a shareholder’s notice must be delivered to, or mailed and received at, our principal executive offices not fewer than 60 nor more than 90 calendar days prior to the Annual Meeting. In the event that public announcement of the date of the Annual Meeting is not made at least 75 calendar days prior to the date of the Annual Meeting and it is held on a date more than 10 calendar days before or after the first anniversary of the date on which the prior year’s Annual Meeting was held, notice by the shareholder, to be timely, must be received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the Annual Meeting.

These time limits also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority. If we do not receive timely notice, or if we meet other SEC requirements, the persons named as proxies in the proxy materials for that meeting will use their discretion in voting at the meeting.

Our Regulations set forth specific requirements for the notice. You can access a copy of our Regulations in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com. You may also receive a copy of our Regulations by writing to us at: The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Investor Relations.

HOUSEHOLDING INFORMATION

Some banks, brokers and other nominees are participating in the practice of “householding” proxy statements and annual reports. This means that beneficial holders of our common stock who share the same address or household may not receive separate copies of this Proxy Statement and our 2017 Annual Report. We will promptly deliver an additional copy of either document to you if you write or call us at: The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Investor Relations, (216) 566-2000. If you are receiving more than one copy of this Proxy Statement and our 2017 Annual Report at a single address and would like to participate in householding in the future, please contact us at the address or phone number above. Shareholders who hold their shares in “street name” may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

ANNUAL REPORT ON FORM 10-K

We will provide to each shareholder who is solicited to vote at the Annual Meeting, upon the request of such person and without charge, a copy of our 2017 Annual Report on Form 10-K. Please write or call us at: The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Investor Relations, (216) 566-2000.

APPENDIX A

THE SHERWIN-WILLIAMS COMPANY

Board of Directors

Director Independence Standards

The Board of Directors of The Sherwin-Williams Company has adopted the following Director Independence Standards to assist the Board in determining the independence of a director. To be considered “independent,” the Board must affirmatively determine that the director has no material relationship with Sherwin-Williams (either directly or as a partner, shareholder or officer of an organization that has a relationship with Sherwin-Williams). In each case, the Board shall broadly consider all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Board shall also consider such other criteria as the Board may determine from time to time.

1.	In no event will a director be considered “independent” if such director fails to qualify as an “independent director” under Rule 303A.02(b) of the New York Stock Exchange Listed Company Manual. In addition, a director will not be independent if: (i) the director is, or has been within the last three years, an employee of Sherwin-Williams; (ii) an immediate family member of the director is, or has been within the last three years, an executive officer of Sherwin-Williams; (iii) the director has received, or an immediate family member of the director has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Sherwin-Williams, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); (iv) the director is a current partner or employee of Sherwin-Williams’ independent auditor, or an immediate family member of the director is a current partner of Sherwin-Williams’ independent auditor; (v) an immediate family member of the director is a current employee of Sherwin-Williams’ independent auditor and personally works on Sherwin-Williams’ audit, or the director or an immediate family member of the director was within the last three years a partner or employee of Sherwin-Williams’ independent auditor and personally worked on Sherwin-Williams’ audit within that time; or (vi) the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of Sherwin-Williams’ present executive officers at the same time serves or served on that company’s compensation committee.

2.	In addition to the relationships described in paragraph 1, Audit Committee members may not (i) directly or indirectly accept any consulting, advisory or other compensatory fee from Sherwin-Williams or any of its subsidiaries or (ii) be an affiliated person of Sherwin-Williams or any of its subsidiaries. Audit Committee members may receive directors’ fees, in the form of cash, stock, stock units, stock options or other consideration ordinarily available to directors, as well as regular benefits that other directors receive.

3.	In addition to the relationships described in paragraph 1, in affirmatively determining the independence of any director who will serve on the Compensation and Management Development Committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to Sherwin-Williams which is material to that director’s ability to be independent from management in connection with the duties of a Compensation and Management Development Committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by Sherwin-Williams to such director; and (ii) whether such director is affiliated with Sherwin-Williams, a subsidiary of Sherwin-Williams or an affiliate of a subsidiary of Sherwin-Williams.

4.	The following relationships will not be considered to be material relationships that would impair a director’s independence: (i) if the director is a current employee, or an immediate family

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member of the director is a current executive officer, of another company that has made payments to, or received payments from, Sherwin-Williams for property or services in an amount which, in any of the last three fiscal years, is less than $1 million or two percent, whichever is greater, of such other company’s annual consolidated gross revenues; (ii) if the director, or an immediate family member of the director, is an executive officer of another company which is indebted to Sherwin-Williams, or to which Sherwin-Williams is indebted, in an amount which is less than five percent of such other company’s total consolidated assets; (iii) if the director, or an immediate family member of the director, serves as an officer, director or trustee of a foundation, university, charitable or other not-for-profit organization, and Sherwin-Williams’ or Sherwin-Williams’ Foundation’s discretionary charitable contributions (Sherwin-Williams’ Foundation matching of employee charitable contributions will not be included in the amount of the Foundation’s contributions for this purpose) to the organization, in the aggregate, are less than $500,000 or five percent, whichever is greater, of that organization’s latest publicly available annual consolidated gross revenues; (iv) if the director serves as a director or executive officer of another company that also uses Sherwin-Williams’ independent auditor; (v) if the director is a member of, or associated with, the same professional association, or social, educational, civic, charitable, fraternal or religious organization or club as another Sherwin-Williams director or executive officer; or (vi) if the director serves on the board of directors of another company at which another Sherwin-Williams director or executive officer also serves on the board of directors (except as set forth in paragraph 1 above regarding compensation committee interlocks).

5.	For relationships not covered by the categorical standards in paragraphs 1 and 4, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the standards set forth in paragraphs 1 and 4. Sherwin-Williams will explain in its next proxy statement the basis for any Board determination that a relationship is immaterial despite the fact that it does not meet the categorical standards set forth in paragraphs 1 and/or 4 above.

6.	The Board shall undertake an annual review of the independence of all directors. In advance of the meeting at which this review occurs, each director shall be asked to provide the Board with full information regarding the director’s (including immediate family members’) business, charitable and other relationships with Sherwin-Williams to enable the Board to evaluate the director’s independence.

7.	Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent.” This obligation includes all business, charitable and other relationships between directors (including immediate family members) and Sherwin-Williams and its affiliates.

For purposes of these Director Independence Standards, “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

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Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

ò     Please fold here – Do not separate    ò

The Board of Directors recommends a vote “FOR” each nominee under Proposal 1 and “FOR” Proposals 2 and 3.

1. Election of directors:

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
01	A.F. Anton	☐	☐	☐	06	C.A. Poon	☐	☐	☐
02	D.F. Hodnik	☐	☐	☐	07	J.M. Stropki	☐	☐	☐
03	R.J. Kramer	☐	☐	☐	08	M.H. Thaman	☐	☐	☐
04	S.J. Kropf	☐	☐	☐	09	M. Thornton III	☐	☐	☐
05	J.G. Morikis	☐	☐	☐	10	S.H. Wunning	☐	☐	☐

2. Advisory approval of the compensation of the named executives.	☐	For	☐	Against	☐	Abstain

3. Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2018.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” EACH NOMINEE UNDER PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

Date	Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis-trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

2018 ANNUAL MEETING OF SHAREHOLDERS

THE SHERWIN-WILLIAMS COMPANY

Wednesday, April 18, 2018, 9:00 A.M. (EDT)

Landmark Conference Center

927 Midland Building

101 West Prospect Avenue

Cleveland, Ohio 44115

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on April 18, 2018. The Proxy Statement and the 2017 Annual Report to Shareholders are available at: http://proxymaterials.sherwin.com

PROXY/VOTING INSTRUCTION CARD

THE SHERWIN-WILLIAMS COMPANY

ANNUAL MEETING OF SHAREHOLDERS — APRIL 18, 2018

The undersigned hereby appoints John G. Morikis, Allen J. Mistysyn and Mary L. Garceau, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of common stock of The Sherwin-Williams Company that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders to be held on April 18, 2018 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. This card also provides voting instructions for shares of common stock, if any, held for the account of the undersigned by the administrator of our Dividend Reinvestment Plan and by the trustee of our Employee Stock Purchase and Savings Plan.

This card is solicited jointly by the Board of Directors, the administrator of our Dividend Reinvestment Plan and the trustee of our Employee Stock Purchase and Savings Plan. If you do not timely sign and return this card, the proxy holders cannot vote your shares (or, in the case of our Employee Stock Purchase and Savings Plan, if you do not sign and return this card by the close of business on April 13, 2018, your shares will be voted in the same proportion as the trustee votes those shares for which it receives proper instructions).

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/shw	1-866-883-3382
Mark, sign and date your proxy
Use the Internet to vote your proxy	Use a touch-tone telephone to	card and return it in the
until 11:59 p.m. (EDT) on	vote your proxy until 11:59 p.m.	postage-paid envelope provided.
April 17, 2018.	(EDT) on April 17, 2018.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.